PROSPECTUS
January 17, 2025
Index Strategies
For
Prudential FlexGuard® Life IVUL
Issued by
PRUCO LIFE INSURANCE COMPANY
213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102
TELEPHONE: 800-778-2255
This prospectus describes index-linked investment options (“Index Strategies”) available with Prudential FlexGuard® Life IVUL (“FlexGuardSM Life”), a flexible premium variable and index-linked life universal insurance contract, (“Contract”). The Contract is issued by Pruco Life Insurance Company (“Pruco Life,” “we,” “our,” or “us”).

Generally, you (the “Contract Owner”) may choose to allocate your Contract's premiums and its earnings to (i) the Fixed Rate Option, (ii) one or more Variable Investment Options, and (iii) one or more Index Strategies. A description of the Fixed Rate Option, which pays a guaranteed interest rate, and a complete list of the available Variable Investment Options are included in the Contract’s prospectus. The Index Strategies are described herein.
We offer five types of Index Strategies which contain a total of eight investment options. The Index Strategies provide for participation in the performance of an associated, underlying index (“Index” or “Indices"), which excludes dividends. Each Index Strategy limits participation in both positive and negative performance of the return of the underlying Index. A more detailed description of the Index Strategies can be found within this prospectus.
You may allocate your premiums and transfer your Contract Fund amounts to the Index Strategies, subject to certain restrictions described herein. We hold the assets for the Index Strategies in a non-insulated, non-unitized separate account we have established to support our obligations with respect to the Index Strategies.
The Index Strategies (type/option) described in this prospectus are:

Capped With Floor Index Strategy	Capped With Buffer Index Strategy	Enhanced Cap Rate With Spread and Buffer Index Strategy	Step Rate Plus With Buffer Index Strategy	Dual Directional With Buffer Index Strategy
1 Year S&P 500® Cap Rate 0% Floor •Minimum Cap: 2% •Minimum Floor: 0% •Minimum Participation Rate: 100%
1 Year S&P 500® Cap Rate 10% Buffer
•Minimum Cap: 5%
•Minimum Buffer: 10%
•Minimum Participation Rate: 100%
1 Year S&P 500® Cap Rate 15% Buffer
•Minimum Cap: 4%
•Minimum Buffer: 15%
•Minimum Participation Rate: 100%

1 Year S&P 500® Enhanced Cap Rate 10% Buffer
•Minimum Cap: 5%
•Minimum Buffer: 10%
•Minimum Participation Rate: 100%
•Maximum Spread: 2%
1 Year S&P 500® Enhanced Cap Rate 15% Buffer
•Minimum Cap: 4%
•Minimum Buffer: 15%
•Minimum Participation Rate: 100%
•Maximum Spread: 2%
1 Year S&P 500® Step Rate Plus 10% Buffer •Minimum Buffer: 10% •Minimum Participation Rate: 60% •Minimum Step Rate: 1%
1 Year S&P 500® Dual Directional 10% Buffer
•Minimum Cap: 1%
•Minimum Buffer: 10%
•Minimum Participation Rate: 100%
1 Year S&P 500® Dual Directional 15% Buffer
•Minimum Cap: 1%
•Minimum Buffer: 15%
•Minimum Participation Rate: 100%

Negative investment returns do not impact investments allocated to the 0% Floor option. Negative investment returns may result in a loss of up to 90% of amounts invested in 10% Buffer option Segments, and up to 85% of amounts invested in 15% Buffer option Segments.
Not all Index Strategies or options contained in this prospectus may be available under your version of the Contract. The following options will be available for Contracts purchased on or after February 24, 2025: 1 Year S&P 500® Cap Rate 15% Buffer, 1 Year S&P 500® Enhanced Cap Rate 10% Buffer, 1 Year S&P 500® Enhanced Cap Rate 15% Buffer, 1 Year S&P 500® Dual Directional 10% Buffer, and 1 Year S&P 500® Dual Directional 15% Buffer.

We may add new Index Strategies in the future. For any Index Strategies that are offered under this Contract, Participation Rates will be at least 50%, Cap Rates (if applicable) will be at least 1%, Spreads (if applicable) will be no greater than 10%, Step Rates (if applicable) will be at least 1%, Buffers (if applicable) will be at least 5%, and Floors (if applicable) will be at least 0%.
We may add Index Strategies that do not offer a Buffer or any downside protection. Further, we may remove Index Strategies, including all strategies that provide a Buffer or any downside protection. As a result, future Index Segments might not offer downside protection. At least one Index Strategy option will always be available. This means that we might eliminate all Index Strategies but one, and an investor would be limited to investing in one Index Strategy with terms that they may not find acceptable, or other investment options where the performance is not based on the performance of an index and do not offer protection from investment loss. If you are not satisfied with the investment options in your Contract, you may surrender it at any time. A surrender will result in a surrender charge in the first fifteen Contract Years and result in a decrease to your Cash Surrender Value. Further, if the total of your surrender proceeds and any withdrawals exceeds the total premiums paid, any excess amount will typically be taxed as ordinary income. You may also receive an additional amount upon surrender if you purchased the Enhanced Cash Value Rider. If you were to surrender your Contract and purchase another contract, the new contract would be subject to a new surrender charge period and would offer different investment options and have different fees, benefits, and risks.
The maximum amount that can be allocated annually to the Variable Investment Options from the Index Strategies is 25% of the maturity value of each Index Strategy Segment.
PLEASE READ THE PROSPECTUSES
This prospectus sets forth information about the Index Strategies and associated information related to the Contract that you should know before purchasing. Please read this prospectus for more detail about the Index Strategies. Keep it for future reference. This prospectus must be read along with the prospectus for your Contract. You must also read your Contract, which includes any optional riders you elected. Certain terms used in this prospectus may be defined in the prospectus for your Contract. Those terms have the same meaning when used in this prospectus. The prospectus describing your Contract can be found online at www.Prudential.com/eProspectus.
Clients seeking information regarding their particular investment needs should contact a financial professional. Index-linked and variable life insurance contracts are complex insurance and investment vehicles. You should work with a financial professional to decide whether the Contract and features are appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.
The Contract is not a short-term investment and may not be appropriate if you need ready access to cash. The Contract is designed to provide benefits on a long-term basis. Consequently, you should not use the Contract as a short-term investment or savings vehicle.
There is a risk of substantial loss of your principal. The risk of loss may be greater in the case of a withdrawal from a Segment with a Buffer on any date other than a Segment start date or maturity date. If you take a withdrawal (including withdrawals taken to pay Contract charges and expenses, Death Benefit payments, loans, transfers, and surrenders) prior to a Segment’s maturity, we will use an Interim Value to determine the fair market value of the Segment at the time of the transaction. The Interim Value is designed to represent the fair value of the Segment on the Valuation Day, taking into account the potential gain or loss of the Index at Segment maturity. The Interim Value reflects the change in fair value due to economic factors of the investment instruments (including derivatives) supporting the Segment. The Interim Value may result in a loss even if the Index Value at the time the Interim Value is calculated is higher than the Index Value on the Segment start date. Because the downside protection provided by a Buffer normally does not apply to the Interim Value, it is theoretically possible that you could lose most of your investment, potentially up to 100% of your investment, in extreme scenarios such as an unprecedented complete market collapse. Surrender charges, withdrawal fees and taxes may also apply to a withdrawal prior to a Segment’s maturity. See Valuing Your Investment And Interim Value Of Index Strategy Segments and RISK FACTORS on Page 5 for more information.
The Contract permits monthly charges to be deducted from the Index Strategies prior to the end of a Segment if amounts in the Variable Investment Options, Fixed Rate Option, and Fixed Holding Account are insufficient to cover monthly deductions, and such ongoing deductions could have adverse effects on values under the Contract. Investors should carefully consider whether to retain enough value in the Variable Investment Options and fixed options to cover their monthly deductions, and should consult with a financial professional about the appropriateness of the Index Strategies for them.
The Index Strategies investment options may not be available through all selling broker-dealers in the future. This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. This prospectus discloses all material terms of the Contract’s Index Strategies, including any state or intermediary variations.
We are obligated to pay all amounts promised to Contract Owners under the Contract. The obligations to Contract Owners and beneficiaries arising under the Contracts are our general corporate obligations. Guarantees and benefits within the Contract are subject to our creditworthiness and claims paying ability.
OTHER CONTRACTS
We offer a variety of fixed and variable life insurance contracts. They offer features and have fees and charges that are different from those offered by this prospectus. Not every contract or feature is offered through every selling firm or in every state. Upon request, your financial professional can show you information regarding other Pruco Life contracts that your financial professional sells. You can also contact us to find out more about the availability of any of the Pruco Life contracts.

AVAILABLE INFORMATION
Additional information about us and this offering is available in the registration statement and the exhibits thereto, as well as in documents incorporated by reference into this prospectus (which means they are legally part of this prospectus). You may review and obtain copies of these materials at no cost to you by contacting us. They may also be obtained through the Securities and Exchange Commission’s (“SEC”) website (www.SEC.gov), which the SEC maintains for us and other registrants that file electronically with the SEC. Please see How to Reach Us in ADDITIONAL INFORMATION later in this prospectus for our Service Office address.
THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, AND IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUCO LIFE AND THE ROCK LOGO ARE SERVICE MARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE SM OR ® SYMBOLS.
FOR FURTHER INFORMATION CALL 800-778-2255 OR GO TO OUR WEBSITE AT WWW.PRUDENTIAL.COM/EPROSPECTUS.

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SUMMARY OF INDEX STRATEGIES
The Index Strategies are investment options to which you may choose to allocate all or part of your net premiums or Contract Fund, subject to restrictions when enrolled in the Segment Maturity Allocation Program and when used in combination with certain riders. See Segment Maturity Allocation Program and Riders later in this prospectus for more detail. The Index Strategies provide limited exposure to potential market growth opportunities with a certain level of protection in down market cycles. The Index Strategies receive an amount called “Index Interest,” which is based in part on the performance of an external index (“Index”), subject to minimums and maximums. Index Interest can be positive or negative, which means it is possible to lose value and prior earnings when investing in the Index Strategies.
We currently offer Index Strategies based on the S&P 500® Index Price Return, which is the S&P 500® Index excluding dividends. The S&P 500® Index is comprised of 500 stocks considered representative of the overall market. Although the Index Strategies provide Index Interest linked to an Index, money placed in the Index Strategies is not a direct investment in a particular Index (you cannot invest directly in an Index). You are not purchasing or investing in any of the stocks that make up the Index and therefore have no rights of ownership such as the right to earn dividends, receive distributions, or the right to vote. Since the S&P 500® Index Price Return does not include dividends, a direct investment in the securities comprising the Index may result in a higher rate of return. Life insurance contracts provide other benefits such as a Death Benefit and the downside protection options offered by this Contract.
Amounts in the Index Strategies become part of your Contract Fund. The Index Strategies are comprised of one or more Index Strategy Segments (“Segments”). When you allocate net premiums or transfer amounts from your Contract Fund to the Index Strategies, we place those funds temporarily into accounts called the Fixed Holding Accounts. Then, on each Monthly Transfer Date, we transfer the entire balance of the Fixed Holding Accounts into the corresponding Index Strategies. Each time we transfer the value of a Fixed Holding Account to an Index Strategy, we create a new Segment. Each Segment matures one year from the date it was created. We reserve the right to create Segments with maturity dates based on different durations. At Segment maturity we determine the change in Index Value and apply the Segment's predetermined Buffer, Spread, Step Rate, Participation Rate, Index Growth Floor, and Index Growth Cap, as applicable, to an Index Strategy, to ultimately calculate the Segment’s Index Interest and final Segment maturity value. The maximum amount that can be allocated annually to the Variable Investment Options from the Index Strategies is 25% of the maturity value of each Index Strategy Segment. For more information on the components and calculations of the Index Strategies, see DESCRIPTION OF THE INDEX STRATEGIES. We currently offer the following types of Index Strategies: Capped With Floor, Capped With Buffer, Enhanced Cap Rate With Spread and Buffer, Step Rate Plus With Buffer, and Dual Directional With Buffer.
How the Index Strategies Work
The following chart provides a comparative and summarized overview of the Index Strategies. A complete description of each Index Strategy with numeric examples is provided in the section DESCRIPTION OF THE INDEX STRATEGIES.

CAPPED WITH FLOOR	CAPPED WITH BUFFER	ENHANCED CAP RATE WITH SPREAD AND BUFFER	STEP RATE PLUS WITH BUFFER	DUAL DIRECTIONAL WITH BUFFER
Provides a percentage of Index Interest up to a Cap (subject to a guaranteed minimum) and down to a Floor.
•If the Index Return is positive, the Index Return is multiplied by the Participation Rate.
◦If the result is greater than or equal to the Cap Rate, then the percentage of Index Interest is equal to the Cap.
◦If the result is less than the Cap, the percentage of Index Interest is equal to the result.
•If the Index Return is zero or negative, the percentage of Index Interest is 0% due to the 0% Floor.
Offers downside protection, but limited upside potential.
Guaranteed minimums:
1 Year S&P 500® Cap Rate 0% Floor
◦Minimum Cap: 2%
◦Minimum Floor: 0%
◦Minimum Participation Rate: 100%

Provides a percentage of Index Interest up to a Cap (subject to a guaranteed minimum) and down to any negative return in excess of a Buffer.
•If the Index Return is positive, the Index Return is multiplied by the Participation Rate.
◦If the result is greater than or equal to the Cap Rate, then the percentage of Index Interest is equal to the Cap.
◦If the result is less than the Cap, the percentage of Index Interest is equal to the result.
•If the Index Return is zero, the Index Interest is 0%.
•If the Index Return is negative, and:
◦equal to or less than the Buffer, the percentage of Index Interest is 0%.
◦greater than the Buffer, the percentage of negative Index Interest is the amount by which the negative Index Return exceeds the Buffer.
Offers a level of downside protection, but limits upside potential.
Guaranteed minimums:
1 Year S&P 500® Cap Rate 10% Buffer
◦Minimum Cap: 5%
◦Minimum Buffer: 10%
◦Minimum Participation Rate: 100%
1 Year S&P 500® Cap Rate 15% Buffer*
◦Minimum Cap: 4%
◦Minimum Buffer: 15%
◦Minimum Participation Rate: 100%

Provides a percentage of Index Interest up to a Cap (subject to a guaranteed minimum) and down to any negative return in excess of a Buffer.
•If the Index Return is positive, the Index Return is multiplied by the Participation Rate.
◦If the result is greater than or equal to the Cap Rate plus the Spread, the Index Interest is equal to the Cap Rate.
◦If the result is greater than the Spread, but less than the Cap Rate plus the Spread, the Index Interest is equal to the result minus the Spread.
◦If the result is greater than or equal to zero and equal to or less than the Spread, the percentage of Index Interest is 0%.
•If the Index Return is negative, and:
◦equal to or less than the Buffer, the percentage of Index Interest is 0%.
◦greater than the Buffer, the percentage of negative Index Interest is the amount by which the negative Index Return exceeds the Buffer.
Offers higher level of upside potential, after the deduction of a Spread, along with downside protection.
Guaranteed minimums/maximums:
1 Year S&P 500® Enhanced Cap Rate 10% Buffer*
◦Minimum Cap: 5%
◦Minimum Buffer: 10%
◦Minimum Participation Rate: 100%
◦Maximum Spread: 2%
1 Year S&P 500® Enhanced Cap Rate 15% Buffer*
◦Minimum Cap: 4%
◦Minimum Buffer: 15%
◦Minimum Participation Rate: 100%
◦Maximum Spread: 2%

Provides a percentage of Index Interest up to the greater of 1) the Index Return multiplied by a Participation Rate and 2) a Step Rate (both subject to a guaranteed minimum) and down to any negative return in excess of a Buffer.
•If the Index Return is zero or positive, the percentage of Index Interest is equal to the greater of (a) the Index Return multiplied by the Participation Rate and (b) the Step Rate.
•If the Index Return is negative, and:
◦equal to or less than the Buffer, percentage of Index Interest is 0%.
◦greater than the Buffer, the percentage of negative Index Interest is the amount by which the negative Index Return exceeds the Buffer.
Offers an upside potential with no maximum, as well as a level of downside protection.
Guaranteed minimums:
1 Year S&P 500® Step Rate Plus 10% Buffer
◦Minimum Buffer: 10%
◦Minimum Participation Rate: 60%
◦Minimum Step Rate: 1%

Provides a percentage of Index Interest up to a Cap (subject to a guaranteed minimum) when the Index Return is positive and down to any negative return in excess of a Buffer when the Index Return is negative.
•If the Index Return is positive, the Index Return is multiplied by the Participation Rate.
◦If the result is greater than or equal to the Cap Rate, then the percentage of Index Interest is equal to the Cap.
◦If the result is less than the Cap, the percentage of Index Interest is equal to the result.
•If the Index Return is zero, the Index Interest is 0%.
•If the Index Return is negative, and:
◦equal to or less than the Buffer, a positive percentage of Index Interest amount is applied. The percentage is equal to the absolute value of the result.
◦greater than the Buffer, the percentage of negative Index Interest is the amount by which the negative Index Return exceeds the Buffer.
Offers a level of downside protection and upside potential even when Index Returns are negative.
Guaranteed minimums:
1 Year S&P 500® Dual Directional 10% Buffer*
◦Minimum Cap: 1%
◦Minimum Buffer: 10%
◦Minimum Participation Rate: 100%
1 Year S&P 500® Dual Directional 15% Buffer*
◦Minimum Cap: 1%
◦Minimum Buffer: 15%
◦Minimum Participation Rate: 100%

* The following options will be available for Contracts purchased on or after February 24, 2025: 1 Year S&P 500® Cap Rate 15% Buffer, 1 Year S&P 500® Enhanced Cap Rate 10% Buffer, 1 Year S&P 500® Enhanced Cap Rate 15% Buffer, 1 Year S&P 500® Dual Directional 10% Buffer, and 1 Year S&P 500® Dual Directional 15% Buffer.

CAPPED WITH FLOOR	CAPPED WITH BUFFER	ENHANCED CAP RATE WITH SPREAD AND BUFFER	STEP RATE PLUS WITH BUFFER	DUAL DIRECTIONAL WITH BUFFER

Examples:
The Cap Rate, when applicable, is the maximum of any positive interest we will credit when the Index Return is positive. For example, if the Index Return is 12% and the Cap Rate is 4%, we will credit 4% interest at the end of the Segment, meaning your Index Value will increase by that percent.
The Floor, when applicable, is the maximum amount your Segment Value may decline due to negative Index performance. For example, if the Index Return is -12% and the Floor is 0%, your Index Value will decline by 0% at the end of the Segment.
The Buffer, when applicable, is the level of protection from negative Index Returns. Any negative return that exceeds the Buffer level will result in a negative impact to your Segment Value. For example, if the Buffer level is 10% and the Index Return is -12%, your Index Value will decline by 2% (the amount of negative return in excess of the Buffer) at the end of the Segment.
The Participation Rate is a percentage that is multiplied by the positive Index Return to calculate the amount of Index Interest that will apply to a Segment (not to exceed the Cap, when applicable). For example, if the Index Return is 10% and the Participation Rate is 70%, the amount of interest calculated is 7% (10% x 70% = 7%).
The Spread, when applicable, is a percentage that reduces the value of positive Index Returns used in the calculation of Index Interest that will apply to a Segment. The Spread is subtracted from the Index Return. For example, if the Index Return is 10% and the Spread is 2%, the Index Return that would be used to calculate Index Interest is 8% (10% - 2% = 8%).
The Step Rate, when applicable, is the minimum rate that may be credited to a Segment when the Index Return is zero or positive. For example, if the Step Rate is 6% and the Index Return is 1%, the amount of Index Interest we will credit is 6%.

The features of an Index Strategy may change from one term to the next, new Index Strategies may be added, and existing Index Strategies may be terminated. We do not guarantee that the Company will always offer Index Strategies that provide downside protection. For any Index Strategies that are offered under this Contract, Participation Rates will be at least 50%, Cap Rates (if applicable) will be at least 1%, Spreads (if applicable) will be no greater than 10%, Step Rates (if applicable) will be at least 1%, Buffers (if applicable) will be at least 5%, and Floors (if applicable) will be at least 0%.
If you choose to invest in Index Strategies, you must provide us with written allocation instructions in Good Order. You may change these instructions at any time, but we reserve the right to defer allocation instructions into Index Strategies received less than two business days prior to a Segment’s start date until the next available Segment start date for that Index Strategy. For currently available Index Strategies and associated rates, please refer to our website at www.Prudential.com/eProspectus. Any changes to Index Strategies’ availability or rates (other than upside limits) will be described in the prospectus. You will receive notice of new upside limit rates prior to a Segment start date. Our current administrative practice is to set upside limit rates monthly and make them available on our website by the fifth day of each month. The rate applicable to a Segment is the rate that is currently in force and shown on our website on the Segment start date. All Segments are created on the 15th of the month (or the next business day, if the 15th falls on a weekend or holiday), which means investors will typically have at least ten days to review current rates before the next Segment is created. New rates may be different than rates previously applied to your Contract and from the current rates that we are offering for newly issued Contracts. We currently offer Index Strategies for one-year terms. The Contract currently offers Index Strategies with 10% and 15% Buffers, and different Buffers may be offered with new Index Strategy options. When we offer a new Index Strategy with a Buffer, the Buffer will never be less than 5%. Any loss beyond the Buffer level reduces the Contract Fund value allocated to the Index Strategy. This means it is possible for you to lose up to 95% of your investment in a Segment that is allocated to an Index Strategy with a 5% Buffer. Please see Types of Index Strategies for more information.
If (1) you take a loan or withdrawal, (2) you transfer out of a Segment prior to maturity, (3) we process a Contract fee or charge, (4) surrender your Contract, or (5) we pay a death claim between a Segment start date and Segment maturity date of an Index Strategy with a Buffer, we will use an Interim Value to determine the fair market value of each Index Strategy Segment at the time of the transaction. The Interim Value is also used to determine how much the Index Strategy Segment Base will be reduced after a withdrawal, transfer or charge. If you withdraw, transfer a portion out of, or we process a charge from Contract Fund amounts allocated to an Index Strategy with a Buffer, the withdrawal, transfer, or charge will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in the Segment’s Interim Value. A proportional reduction could be larger than the dollar amount of your withdrawal, transfer or charge. Reductions to your Index Strategy Segment Base will negatively impact your Interim Value for the remainder of the Segment and will result in lower Index Interest on the Segment maturity date. Once your Index Strategy Segment Base is reduced during a Segment, it will not increase for the remainder of the Segment.
The Interim Value is designed to represent the fair value of the Index Strategy with a Buffer on each Valuation Day, taking into account the potential gain or loss of the Index at the Segment maturity date. The Interim Value reflects the change in fair value due to economic factors of the investment instruments (including derivatives) supporting the Index Strategies with a Buffer. The Interim Value helps protect us from bearing the costs of potential investment losses and ensures that we will be able to meet our obligations under the Contact when amounts are removed from an Index Strategy before the Segment maturity date. The Interim Value may result in a loss even if the Index Value at the time the Interim Value is calculated is higher than the Index Value on the Segment start date of an Index Strategy with a Buffer because the amount withdrawn will not participate in the Index Return at Segment maturity. Because the downside protection provided by a Buffer normally does not apply to the Interim Value, it is theoretically possible that you could lose most of your investment, potentially up to 100% of your investment, in extreme scenarios such as an unprecedented complete market collapse. See Effect Of Interim Value and Valuing Your Investment And Interim Value of Index Strategies with a Buffer for more information.
Each of these functions, components and calculations of the Index Strategies are described later in this prospectus. It is important that you understand how the Index Strategies function as well as the limitations and impacts on other Contract features and functions.
There is no additional charge for investing in an Index Strategy, however, Contract charges and expenses do apply. You should review the “Fee Table” and “Charges and Expenses” sections in the Contract’s prospectus for more information.
All guarantees are based on our claims paying ability and financial strength. Current and historical rates and performance for the Index Strategies can be found at www.Prudential.com/eProspectus.
Right To Cancel
Generally, you may return the Contract for a refund within 10 days after you receive it (or within any longer period of time required by state law). Please refer to your Contract’s prospectus for more information regarding your right to cancel (or “free look”) your Contract within a certain number of days. You may not allocate your Contract Fund to the Index Strategies prior to the end of your right to cancel period. Any amounts you have instructed us to allocate to the Index Strategies will be placed in a money market investment option until your right to cancel period has ended. At the end of your right to cancel period, any amounts you have instructed us to allocate to the Index Strategies will be placed in the Fixed Holding Accounts until the next Index Strategy Segment start date.
Right To Discontinue And Limit Amounts Allocated To The Index Strategies
We reserve the right to restrict or terminate future allocations to the Index Strategies at any time, however, at least one Index Strategy option will always be available. We may also temporarily suspend offering Index Strategy Segments at any time and for any reason including emergency conditions as determined by the Securities and Exchange Commission. We are not obligated to continue to offer Segments with any particular level of downside protection. We reserve the right to establish a maximum amount or a maximum percentage for any single Contract that can be allocated to the Index Strategies. We also reserve the right to impose a cut-off date for allocations into an Index Strategy Segment. This would require Contract Funds to be allocated to a Fixed Holding Account a certain number of days prior to an Index Strategy Segment start date.
If an Index is discontinued or changed in a manner that results in a material change in the formula or method of calculating the Index, we reserve the right to substitute it with an alternative Index and will notify you of any such substitution. Upon substitution of an Index, we will calculate your Index Return on the replaced Index up until the date of substitution and the substitute Index from the date of substitution to the Index Strategy maturity date. An Index substitution will not change your Index Strategy. A substitution of an Index between the Index Strategy start date and Index Strategy maturity date may impact the calculation of your Index Interest on the Index Strategy maturity date. When we notify you of any substitution of an Index, we will also inform you of the potential impacts to your Index Interest.
RISK FACTORS
Risk Of Loss – Index Strategies – You take the investment risk for amounts allocated to one or more Index Strategies since the Index Interest is based upon the performance of the reference Index, subject to any limitations imposed by the Index Strategy. When applicable, the Buffer is the level of protection from negative Index Return provided by the Index Strategy. Any negative Index Interest in excess of the Buffer reduces the Contract Fund allocated to the Index Strategy. You bear the risk of the negative Index Return in excess of the Buffer. Please note, the assessment of fees and charges can also result in a reduction of the Contract Fund allocated to any of the Index Strategy types. Negative investment returns do not impact investment allocations to the 0% Floor option. Negative investment returns may result in a loss of up to 90% of amounts invested in 10% Buffer option Segments, and up to 85% of amounts invested in 15% Buffer option Segments.
Risks Associated With the Indices – Because the S&P 500® Index is comprised of a collection of equity securities, in each case the value of the component securities is subject to market risk, or the risk that market ups and downs may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. Market ups and downs can result from disasters and other events, such as storms, earthquakes, fires, outbreaks of infectious diseases (such as COVID-19), utility failures, terrorist acts, political and social developments, and military and governmental actions. In addition, the value of equity securities may increase or decline for reasons directly related to the issuers of the securities. In addition, the value of equity securities may increase or decline for reasons directly related to the issuers of the securities. Equity markets are subject to the risk that the value of the securities may fall due to general market and economic conditions. Market ups and downs may exist with these indices, which means that the value of the indices can change dramatically over a short period of time in either direction. Indices are not funds and are not available for direct investment. Since the S&P 500® Index Price Return does not include dividends, a direct investment in the securities comprising the Index may result in a higher rate of return. Life insurance contracts provide other benefits such as a Death Benefit and the downside protection options offered by this Contract.
Effect Of Interim Value – To determine the Interim Value for a Segment with a Buffer, we apply a formula which does not reflect the actual performance of the applicable Index, but rather a determination of the value of hypothetical underlying investments at the time of the Interim Value calculation. This amount could be more or less than if you had held the Segment with a Buffer until the Segment maturity date. It also means that you could have a negative performance, even if the value of the Index has increased at the time of the calculation. All withdrawals from a Segment with a Buffer on any date other than a Segment start date or maturity date, including withdrawals taken to pay Contract charges and expenses, death benefit payments, transfers, loans, and surrenders paid before the Segment maturity date will be based on the Interim Value. Withdrawals before a Segment maturity date could have adverse impacts even if the value of the Index has increased at the time of the calculation because an early withdrawal will not allow you to participate in the Index Return for the Segment with a Buffer with your entire Index Strategy Segment Base. Because the downside protection provided by a Buffer normally does not apply to the Interim Value, it is theoretically possible that you could lose most of your investment, potentially up to 100% of your investment, in extreme scenarios such as an unprecedented complete market collapse. If you withdraw Contract Funds allocated to an Index Strategy, the withdrawal will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in your Interim Value. A proportional reduction may be larger than the dollar amount of your withdrawal even if the value of the Index has increased. See Impact Of Withdrawals On Segment Value (next below) for additional information.
Impact Of Withdrawals On Segment Value – Withdrawals taken for any reason, including to pay Contract charges and expenses, death benefit payments, transfers, loans, and surrenders, can negatively impact your Segment value. (1) If a withdrawal is taken from Contract Funds allocated to a Segment with a Buffer, the withdrawal will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in your Segment’s Interim Value. A proportional reduction could be larger than the dollar amount of your withdrawal. Reductions to your Index Strategy Segment Base will negatively impact your Interim Value for the remainder of the Segment(s) with a buffer and will result in the application of a lower Index Interest on the Segment with a Buffer at maturity. Once your Index Strategy Segment Base is reduced during any Segment with a Buffer, it will not increase for the remainder of the Segment with a Buffer. (2) If a withdrawal is taken from Contract Funds allocated to a floored (non-buffered) Segment it will cause an immediate reduction in your Index Segment Strategy Base and result in the application of lower Index Interest at maturity. Once your Index Strategy Segment Base is reduced during any floored Segment, it will not increase for the remainder of the floored Segment. In either instance, even if Index performance has been positive, the Index Return will be applied against a lower Index Segment Strategy Base resulting in lower (or zero) Index Interest.
Impact of Monthly Charges on Segment Value – The Contract permits monthly charges to be deducted from the Index Strategies prior to the end of a Segment if amounts in the Variable Investment Options, Fixed Rate Option, and Fixed Holding Account are insufficient to cover monthly deductions, and such ongoing deductions could have adverse effects on values under the Contract. Investors should carefully consider whether to retain enough value in the Variable Investment Options and fixed options to cover their monthly deductions, and should consult with a financial professional about the appropriateness of the Index Strategies for them.

Availability Of Index Strategies Will Vary Over Time – Before allocating to an Index Strategy Segment, you should determine the Index Strategies, Buffers, Spreads, Floors, Caps, Participation Rates and Step Rates available to you. We reserve the right to change Caps, Spreads, Participation Rates and/or Step Rates at any time prior to a Segment start date, subject to the applicable guaranteed minimum rate. At least one Index Strategy option will always be available, which means the Company reserves the right to eliminate all but one Index Strategy. There is no guarantee that an Index Strategy will be available in the future. You should make sure the Index Strategies you select are appropriate for your investment goals. A change in Cap, Spread, Participation or Step Rate may limit the Index Interest you receive. We reserve the right to offer Index Strategies with different Buffers, which may impact the amount of negative Index Interest applied to your Contract Fund.
Availability Of Index Strategies With Downside Protection May Vary – We may add Index Strategies that do not offer a Buffer or any downside protection. Further, we may remove all Index Strategies that provide a Buffer or any downside protection. As a result, future Index Segments would also change and there might not be any Segments that offer downside protection. If we choose not to offer an Index Strategy with downside protection or eliminate existing Index Strategies, you will have the option of allocating your funds to at least one Index Strategy, one or more Variable Investment Options, or the Fixed Rate Option. If you are not satisfied with the investment options in your Contract, you may surrender it at any time. A surrender will result in a surrender charge in the first fifteen Contract Years. Further, if the total of your surrender proceeds and any withdrawals exceeds the total premiums paid, any excess amount will typically be taxed as ordinary income. You may also receive an additional amount upon surrender if you purchased the Enhanced Cash Value Rider.
Reallocation Of Index Strategies – On the Segment maturity date for an Index Strategy Segment, the amount allocated to that Segment will be reallocated based upon your instructions we received in Good Order, or if none has been received in Good Order, automatically renew into the next available Segment for the same Index Strategy option. If the same Index Strategy is no longer available, the amount will be transferred into the Fixed Rate Option, and the amount may be transferred among the Variable Investment Options, subject to applicable transfer restrictions, or into another available Index Strategy on the next Index Strategy Segment start date. You must provide instructions for reallocation, in Good Order, at least two business days prior to a designated Segment start date. Failure to provide timely instructions may result in amounts being transferred into the Fixed Holding Account (if the existing Index Strategy no longer is available), and could remain in the Fixed Holding Account until the next Index Strategy Segment start date. The maximum amount that can be allocated annually to the Variable Investment Options from the Index Strategies is 25% of the maturity value of each Index Strategy Segment. This means that it may take years to exit the Index Strategies. In order to exit sooner, you would need to either take a withdrawal and incur partial surrender charges and taxes, enroll in a Segment Maturity Allocation Program (which would also take several years to exit and which prohibits allocations to the Index Strategies during that time), or allocate to the Fixed Rate Option (which is similarly restricted from allocating more than 25% to the Variable Investment Options).
Limitation On Index Interest – Index Growth Cap – If you elect an Index Strategy with an Index Growth Cap, the Index Interest is limited by any applicable Cap, which means that your Index Interest could be lower than if you had invested directly in a fund based on the applicable Index. The Index Growth Cap does not guarantee any level of Index Return. The Index Growth Cap exists for the full term of the Index Strategy Segment. Index Growth Caps, upon renewal, may be higher or lower than the initial Index Growth Cap but will never be less than the Guaranteed Minimum Index Growth Cap. Renewal Index Growth Caps may differ from the Caps used for new life insurance contracts or for other life insurance contracts issued at different times.
Limitation On Index Interest – Participation Rate – If you elect an Index Strategy with a Participation Rate, your Index Interest may be limited if the applicable Participation Rate is less than 100%, which means that your Index Interest may be lower than if you had invested directly in a fund based on the applicable Index. If you elect an Index Strategy with an applicable Participation Rate equal to 100%, your percentage of Index Interest will be equal to the Index Return subject to the effect of any Cap, Step Rate, or Spread (if applicable). If the Participation Rate is greater than 100%, your percentage of Index Interest may exceed the Index Return. A Participation Rate only applies when the Index Return is positive. The Participation Rate does not guarantee any level of Index Return. Participation Rates apply for the full term of the Index Strategy Segment. Participation Rates are determined at our discretion.
Limitation On Index Interest – Spread – If you elect an Index Strategy with a Spread, when the Index Return is positive and greater than the Spread, the Index Return will be reduced by the Spread, and subject to the Cap Rate to arrive at the Index Interest. If the Index Return is positive but less than or equal to the Spread, your Index Interest would be zero. As a result, your Index Interest could be lower than if you had invested directly in a fund based on the applicable Index or allocated to another available Index Strategy that does not include a Spread. The Spread exists for the full term of the Index Strategy and will never be greater than the Guaranteed Maximum Spread.
Limitation On Index Interest – Step Rate - If you elect an Index Strategy with a Step Rate, the Participation Rate may be less than 100%. If the Index Return is zero or positive, the percentage of Index Interest is equal to the greater of (a) the Index Return multiplied by the Participation Rate and (b) the Step Rate, which could result in lower Index Interest than if you had invested directly in a fund based on the applicable Index.
Substitution Of An Index – We have the right to substitute a comparable Index prior to an Index Strategy Segment maturity date if any Index is discontinued or if the calculation of an Index is substantially changed (such as a material change in the formula or method of calculating the Index). We would attempt to choose a substitute Index that has a similar investment objective and risk profile to the replaced Index and would notify you of any such substitutions. Upon substitution of an Index, we will calculate your Index Return on the replaced Index up until the date of substitution and the substitute Index from the date of substitution to the Segment maturity date. Other than the reference Index, an Index substitution will not change the terms of your Index Strategy. The performance of the new Index may not be as good as the one that it substituted and as a result your Index Return may have been better if there had been no substitution. At least one Index Strategy will always be available on your Contract, but we reserve the right to close an Index strategy at any time. If this happens, no new transfers to that Index Strategy will be allowed and amounts expiring on Segment maturity dates will be moved by us to the fixed rate option, unless you submit separate maturing Segment allocation instructions, until no value remains in that Index Strategy. If an Index Strategy is withdrawn, replaced, or closed, we will notify you and any assignee of record.
Effect Of Certain Contract Riders – (1) If your Contract includes either the BenefitAccess Rider or Overloan Protection Rider, you may be required to reallocate your entire Contract Fund to the Fixed Rate Option. While the riders’ conditions are in effect, you will not have access to the Index Strategies or the Variable Investment Options, which could result in limiting the growth potential of your Contract Fund. (2) If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you will only be able to allocate your Contract Fund to the Index Strategies with Buffers for the first ten (10) Contract Years. You will not be able to allocate to the other investment options until your eleventh (11) Contract Year.
Potential Federal Tax Consequences – Your Contract is structured to meet the definition of life insurance under Section 7702 of the Internal Revenue Code. At issue, the Contract Owner chooses one of the following definition of life insurance tests: (1) Cash Value Accumulation Test or (2) Guideline Premium Test. We reserve the right to refuse to accept a premium payment that would, in our opinion, cause this Contract to fail to qualify as life insurance for federal tax purposes. Although we believe that the Contract should qualify as life insurance for tax purposes, there are some uncertainties, particularly because the Secretary of Treasury has not yet issued permanent regulations that bear on this question. Current tax law generally excludes Death Benefits from the gross income of the beneficiary of a life insurance contract. However, your Death Benefit could be subject to income tax in certain instances, such as if transferred in accordance with a reportable policy sale. Your Death Benefit may also be subject to estate tax. In addition, you generally are not subject to taxation on any increase in the Contract value until it is withdrawn. Generally, you are taxed on surrender proceeds and the proceeds of any withdrawals only if those amounts, when added to all previous distributions, exceed the total premiums paid. Amounts received upon surrender or withdrawal (including any outstanding Contract loans) in excess of premiums paid are treated as ordinary income.
Special rules govern the tax treatment of life insurance policies that meet the definition of a Modified Endowment Contract under Section 7702A of the Internal Revenue Code. The Contract could be classified as a Modified Endowment Contract if premiums in amounts that are too large are paid or a decrease in the Basic Insurance Amount is made (or a rider removed). Under current tax law, pre-death distributions, including loans and assignments, are taxed less favorably (on a gain first basis) under Modified Endowment Contracts. Death Benefit payments under Modified Endowment Contracts, however, like Death Benefit payments under other life insurance contracts, generally are excluded from the gross income of the beneficiary.
Disclosure contained herein is based on current tax law and not intended as tax advice. Tax laws and interpretations are subject to change at any time, which may impact your Contract. You should consult your own tax adviser for complete information and advice.
Issuing Company – No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under the Contract. You should look to the financial strength of Pruco Life for its claims-paying ability. Amounts allocated to the Index Strategies are held in a non-registered, non-insulated separate account. These assets are subject to the claims of the creditors of Pruco Life and the benefits provided under the Index Strategies are subject to the claims paying ability of Pruco Life.
Business Continuity Risks – The Company is also subject to risks related to disasters and other events, such as storms, earthquakes, fires, outbreaks of infectious diseases (such as COVID-19), utility failures, terrorist acts, political and social developments, and military and governmental actions. These risks are often collectively referred to as “business continuity” risks. These events could adversely affect the Company and our ability to conduct business and process transactions. Although the Company has business continuity plans, it is possible that the plans may not operate as intended or required and that the Company may not be able to provide required services, process transactions, deliver documents or calculate values. It is also possible that service levels may decline as a result of such events.
Cyber Security Risks – With the increasing use of technology and computer systems in general and, in particular, the internet to conduct necessary business functions, we are susceptible to operational, information security and related risks. These risks, which are often collectively referred to as “cyber security” risks, may include deliberate or malicious attacks, as well as unintentional events and occurrences. These risks are heightened by our offering of products with certain features, including those with automatic asset transfer or re-allocation strategies, and by our employment of complex investment, trading and hedging programs. Cyber security is generally defined as the technology, operations and related protocol surrounding and protecting a user’s computer hardware, network, systems and applications and the data transmitted and stored therewith. These measures ensure the reliability of a user’s systems, as well as the security, availability, integrity, and confidentiality of data assets. Deliberate cyber-attacks can include, but are not limited to, gaining unauthorized access (including physical break-ins and attempts to fraudulently induce employees, customers, or other users of these systems to disclose sensitive information in order to gain access) to computer systems in order to misappropriate and/or disclose sensitive or confidential information; deleting, corrupting or modifying data; and causing operational disruptions. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (in order to prevent access to computer networks). In addition to deliberate breaches engineered by external actors, cyber security risks can also result from the conduct of malicious, exploited or careless insiders, whose actions may result in the destruction, release or disclosure of confidential or proprietary information stored on an organization’s systems.
Ukraine-Russia Conflict Risk – The military invasion of Ukraine initiated by Russia in February 2022 and the resulting response by the United States and other countries have led to economic disruptions, as well as increased volatility and uncertainty in the financial markets. It is not possible to predict the ultimate duration and scope of the conflict, or the future impact on U.S. and global economies and financial markets. The performance of the Index(es) may be adversely affected.

DESCRIPTION OF THE INDEX STRATEGIES
Investing In the Index Strategies
Premium Allocations To the Index Strategies – Net premiums are allocated to your investment options pursuant to your premium allocation instructions, subject to restrictions when used in combination with certain riders or if you're enrolled in the Segment Maturity Allocation Program. See Segment Maturity Allocation Program below and Riders later in this prospectus for more detail. You may allocate up to 100% of your net premiums to the Index Strategies. Net premium allocation instructions are also used for any other amounts placed into the Contract Fund, such as loan repayments, interest credits on outstanding loans, and any Enhanced Disability Benefit payment.
Fixed Holding Accounts – Net premiums and other amounts allocated to the Index Strategies, or funds requested to be transferred to the Index Strategies, will be temporarily placed in a Fixed Holding Account corresponding to an Index Strategy on the effective date of the payment or requested transfer, prior to being transferred to the Index Strategy Segment(s) on the Monthly Transfer Date. Additionally, any portion of a maturing Segment allocated to the Index Strategies will also be placed in a Fixed Holding Account on the applicable Segment maturity date, prior to reallocation to the next Segment or another investment option per your instructions. Net premiums may not be directly allocated to the Fixed Holding Account, as it is only intended to temporarily hold the funds that are being allocated, or requested to be transferred, to a corresponding Index Strategy. Transfers out of a Fixed Holding Account may be requested. For more information, see Transfers And Restrictions On Transfers. Funds may be deducted from a Fixed Holding Account to pay monthly charges, withdrawals, or loans.
Amounts in the Fixed Holding Accounts are part of your Contract Fund. We guarantee that the part of the Contract Fund allocated to the Fixed Holding Accounts will accrue interest daily at an effective annual rate that we declare periodically, but not less than an effective annual rate of 1%. We are not obligated to credit interest at a rate higher than an effective annual rate of 1%, although we may do so.
Monthly Transfer Dates – Each month the current value of the Fixed Holding Accounts (including any interest earned) is transferred into new Segments for the Index Strategies you selected. This transfer occurs on the 15th day of each month and we may refer to it as the Segment start date. If the 15th of the month falls on a weekend or holiday, or any other time the New York Stock Exchange ("NYSE") is closed, the transfer to the Segments will process on the next business day, but we will use the last published Index Value preceding the start date. For example, October 15, 2022, falls on a Saturday, therefore, the transfer from the Fixed Holding Accounts to the Index Strategies would process on Monday, October 17, 2022, with a starting Index Value based on the closing Index Value from Friday, October 14, 2022.
We reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following start date. We will notify you in advance if we exercise this right.
Index Strategy Segments (“Segments”) – A new Index Strategy Segment may be created on each monthly Segment start date. Amounts transferred from the Fixed Holding Accounts are combined with any Designated Transfer amounts when creating new Segments. Segments may only be created on monthly start dates. At any given time, the value in the Index Strategies will be equal to the sum of the value in each Segment.
The Segment duration is the time-period allocated to each Index Strategy Segment. The term begins on the Segment start date and ends on the Segment maturity date. Segment durations are one (1) year.
Once a Segment is created its Index Growth Cap, Step Rate, Spread, Participation Rate, Buffer and Floor, as applicable, cannot be changed. No transfers may be requested out of a Segment prior to the Segment maturity date. Under certain circumstances, the Contract may require amounts to be transferred out of Segments prior to the maturity date(s). See IMPORTANT CONSIDERATIONS OF INVESTING IN THE INDEX STRATEGIES ON CONTRACT FUNCTIONS, FEATURES, AND RIDERS later in this prospectus.
Segment Maturity – Segments mature one year from the Segment start date on which they were created. If the 15th of the month falls on a weekend or holiday, or any other time the NYSE is closed, the Segment's maturity will be processed on the next business day, but we will use the last published Index Value preceding the Segment maturity date. Continuing with the example under Monthly Transfer Dates above, when the Index Interest is applied in October of 2023, it would be based on the closing Index Values from Friday, October 14, 2022, and Friday, October 13, 2023, since October 15, 2023, falls on a Sunday.
At Segment maturity, Index Interest may be applied. If your Contract lapses or terminates before the Segment maturity date, no Index Interest will be applied.
After the Contract is issued, you may submit maturing Segment allocation instructions that will direct the proceeds of maturing Segments to your chosen investment option(s), including the Fixed Rate Option, the Index Strategies, or Variable Investment Options, subject to the provisions of any optional Riders you have elected. The maximum amount that can be allocated annually to the Variable Investment Options from the Index Strategies is 25% of the maturity value of each Index Strategy Segment. This means that it may take years to exit the Index Strategies. In order to exit sooner, you would need to either take a withdrawal and incur partial surrender charges and taxes, enroll in a Segment Maturity Allocation Program (which would also take several years to exit and which prohibits allocations to the Index Strategies during that time), or allocate to the Fixed Rate Option (which is similarly restricted from allocating more than 25% to the Variable Investment Options).
If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, your allocations are currently restricted to only the Index Strategies with a Buffer for the first ten (10) Contract Years. Allocation instructions must be in whole percentages totaling 100%. Your maturing Segment allocation instructions must be received in Good Order at our Service Office to become effective. By default, and unless maturing Segment allocation instructions are provided by you, 100% of a maturing Segment value will be allocated to the next available Segment of the same Index Strategy. Value from maturing Segments allocated to the Index

Strategies will be temporarily placed into the corresponding Fixed Holding Account on the Segment maturity date and included in the current monthly transfer process to establish a new Segment.
We reserve the right to delay the election of, or changes to, maturing Segment allocation instructions that are received within two business days prior to a monthly start date. We will notify you in advance if we exercise this right.
Segment Maturity Allocation Program – If you intend to reallocate the entire balance of your Index Strategies to the Variable Investment Options, you must schedule consecutive annual reallocations by enrolling in the Segment Maturity Allocation Program and following the instructions on our administrative form. The form can be requested by contacting your Pruco Life representative or our customer service office at 800-778-2255, Monday through Friday, 8:00 a.m. to 8:00 p.m., Eastern Time. While enrolled in this program, you will be prohibited from making any allocations to any Index Strategy and you will also be required to allocate the maximum allowable maturing Segment Value to the Variable Investment Options. If you have instructed us to make designated transfers, those instructions will terminate upon enrollment. It could take up to 35 months to complete the program. After this program, you may submit instructions to reallocate additional maturing Segment Values to the Variable Investment Option and you may provide new designated transfer instructions. If you have elected the Extended Plus No-Lapse Guarantee, you may not enroll in the Segment Maturity Allocation Program until the 11th Contract Year. Terms of this program are subject to change at our discretion.
Index – Each Index Strategy references an Index that determines the Index Return used to compute the Index Interest. When you allocate to an Index Strategy that is linked to the performance of an Index, you are not investing in the Index. We currently offer Index Strategies based on the S&P 500® Index Price Return, which is the S&P 500® Index excluding dividends. The S&P 500® Index is comprised of 500 stocks considered representative of the overall market. An Index is unmanaged and not available for direct investment. See Appendix B for important information about the Index.
Index Value – The Index Value on any date is the published value of the S&P 500® Index, excluding any dividends that may be paid by the firms that comprise the Index, as of the close of business on that date. If there is no published closing value for the Index on a Segment start date or a Segment maturity date, we will use the most recently published closing value for the Index.
Index Strategy Segment Base – The Index Strategy Segment Base is used in determining the value of an Index Strategy Segment prior to the Segment maturity date and the Index Interest applied on the Segment maturity date.
For the Index Strategies without a Buffer, at any point in time prior to a Segment’s maturity date, the Index Strategy Segment Base is the initial amount transferred to the Segment on the start date, less amounts withdrawn and/or deducted (including loans).
For the Index Strategies with a Buffer, at any point in time prior to a Segment’s maturity date, the Index Strategy Segment Base is the initial amount transferred to the Segment on the start date, less amounts withdrawn and/or deducted (including loans) in the same proportion that the amounts reduced the Interim Value for that Segment.
If the Index Strategy Segment Base is less than zero, we will consider it to be zero.
Index Interest – Index Interest may be applied on each Segment maturity date using the Index Strategy Segment Base, the Index Value on the Segment maturity date, the Index Value on the Segment start date, the Participation Rate, the Index Growth Floor, the Index Growth Cap, the Buffer, the Spread, and the Step Rate. The method we use to compute interest is shown in the examples that follow for each Index Strategy. Index Interest can be positive or negative.
Participation Rate – The Participation Rate is used in determining Index Interest for each Index Strategy Segment. Index Interest is limited to the Participation Rate multiplied by the Index Return, minus the Spread (if applicable). We will determine the Participation Rate for each Segment in advance. Once a Segment is created, its Participation Rate will not change. The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate for the Index Strategy. For more information, see Types Of Index Strategies.
Index Growth Floor (“Floor”) – Certain Index Strategies apply an Index Growth Floor, which is used in determining Index Interest for each Segment. Losses resulting from negative Index Returns are prevented by the Index Growth Floor. We will determine the Floor for each Segment in advance. Once a Segment is created, its Floor will not change. The Floor applicable for any future Segments may change at our discretion. The Floor for each Segment will not be lower than the guaranteed minimum Index Growth Floor for the Index Strategy. The Floor is not a guarantee against loss, as the deduction of Contract charges and fees could reduce the overall cash value of the Index Strategy Segment. For more information, see Types Of Index Strategies.
Index Growth Cap (“Cap”) – Certain Index Strategies apply an Index Growth Cap, which is used in determining Index Interest for each Segment. Gains resulting from positive Index Returns are limited by the Index Growth Cap. We will determine the Cap for each Segment in advance. Once a Segment is created, its Cap will not change. The Cap applicable for any future Segment may change at our discretion. The Cap for each Segment will not be lower than the guaranteed minimum Index Growth Cap for the Index Strategy. For more information, see Types Of Index Strategies.
Buffer – Certain Index Strategies apply a Buffer, which is used in determining Index Interest for each Segment. Losses resulting from negative Index Returns are limited by the Buffer. Any negative Index Return in excess of the Buffer reduces the value of the Contract Fund. We will determine the Buffer for each Segment in advance. Once a Segment is created, its Buffer will not change. The Buffer applicable for any future Index Strategy may change at our discretion. The Buffer for each Segment will not be lower than the guaranteed minimum Buffer for the Index Strategy. The guaranteed minimum Buffer that may be offered for a new Index Strategy is 5%. For more information, see Types Of Index Strategies.
Step Rate – Certain Index Strategies apply a Step Rate, which is used in determining Index Interest for each Segment. If the Index Return is zero or positive, we will credit interest in an amount at least equal to the Step Rate. We will determine the Step Rate for each Segment in advance. Once a Segment is created, its Step Rate will not change. The Step Rate applicable for any future Segment may change at our discretion. The Step Rate for each Segment will not be lower than the guaranteed minimum Step Rate for the Index Strategy. For more information, see Types Of Index Strategies.
Spread – Certain Index Strategies apply a Spread, which is used in determining Index Interest for each Segment. Gains resulting from positive Index Returns are reduced by the Spread. We will determine the Spread for each Segment in advance. Once a Segment is created, its Spread will not change. The Spread applicable for any future Segment may change at our discretion. The Spread for each Segment will not be greater than the guaranteed maximum Spread for the Index Strategy. For more information, see Types Of Index Strategies.
Designated Transfers – To facilitate large premium payments intended for the Index Strategies, you may establish reoccurring, monthly transfers, called Designated Transfers, to the Index Strategies. This will allow for multiple Segments for each Index Strategy to be created, over time, from one (or more) premium payment. When you create a Designated Transfer, we move the dollar amount specified from the Fixed Rate Option to the elected Index Strategies on the Monthly Transfer Date. The amount of the Designated Transfer is combined with any amounts transferred from the corresponding Fixed Holding Accounts to form new Segments. You may choose to limit the number of monthly Designated Transfers to a set number of occurrences. Designated Transfers must be specified in dollar amounts (not percentages) and can be directed to one or more of the available Index Strategies. Designated Transfers may not originate from any of the Variable Investment Options. There is no minimum Designated Transfer dollar amount or number of occurrences.
If on any Monthly Transfer Date, the value in the Fixed Rate Option is less than the specified amount, we will transfer the full value of Fixed Rate Option to the designated Index Strategy(ies). Months where only a partial transfer or no transfer takes place because the Fixed Rate Option has insufficient value, or no value, will count against the number of months elapsed in your instructions. Your Designated Transfer instructions stay in effect until cancelled by you, are stopped by us due to certain situations described under Loans and Riders, you enroll in the Segment Maturity Allocation Program, or the requested number of monthly occurrences have been processed. If the Fixed Rate Option value is zero and the Designated Transfer instructions have not been cancelled, stopped, or expired, Designated Transfers will automatically resume when the Fixed Rate Option value is replenished. You may change the amount of the Designated Transfer at any time and your new instructions will take effect on the next Monthly Transfer Date.
Your request to change or cancel your Designated Transfer instructions must be received in Good Order at our Service Office to become effective. We reserve the right to postpone the effective date for one month of any request to add or change a Designated Transfer if the request is received within two business days of a monthly start date. We will notify you in advance if we exercise this right.
Types Of Index Strategies
The Contract offers multiple Index Strategies which provide Index Interest based on the performance of an underlying Index. Index Interest is the amount you receive on an Index Strategy Segment maturity date based on the Index Strategy Segment Base and the performance limitations imposed by the Index Strategy. The Index Interest may be positive or negative, which means you can lose Contract Fund value and prior earnings. You may allocate all or a portion of your premium payments or Contract Fund into one or more Index Strategies. The Index Strategies are not invested in any underlying Index. We do not guarantee any Index Interest will be applied to the Index Strategy Segments. There is a risk of loss of your investment with Buffered strategies because the Segment will participate in the negative Index Return in excess of the level of protection provided by the Buffers. There is also a risk of loss with the Capped with Floor Index Strategy if the Index Return is less than the Contract fees and charges assessed during the Segment.
We currently offer the following Index Strategies: Capped With Floor, Capped With Buffer, Enhanced Cap Rate With Spread And Buffer, Step Rate Plus with Buffer, and Dual Directional With Buffer. These Index Strategies are explained below. As a result of economic market conditions, or utilization of the Index Strategies, we reserve the right to add and remove Index Strategies at any time. Additions or removals would be effective with any newly issued contracts or upon reallocation for any existing Contract Owner. Index Strategy removals would not impact existing Contract Owners currently allocated to that Index Strategy prior to the maturity date(s) of any open Segment(s). Index Strategy reallocation instructions must be made via a form provided by us.
If you are allocating to an Index Strategy with an additional Premium Payment, please note that we reserve the right to limit, suspend or reject any additional Premium Payment at any time, but would do so only on a non-discriminatory basis.
Note Regarding Examples – The examples set forth below, as well as other examples found throughout this prospectus, are intended to illustrate how various features of the Contract work. These examples should not be considered a representation of past or future performance of any Index Strategies. Actual performance may be greater or less than those shown in the examples. Similarly, the percentage of Index Interest in the examples are not an estimate or guarantee of future Index performance. The Caps, Participation Rates, Step Rates, Buffers, Floor, and Spread for the Index Strategies shown in the following examples are for illustrative purposes only and may not reflect actual declared rates. In addition, values may be rounded for display purposes only.

Capped With Floor Index Strategy
■1 year S&P 500® Cap Rate 0% Floor option
The Capped With Floor Index Strategy offers potential for Index Interest up to an Index Growth Cap (“Cap”) and protects your Contract from losses through an Index Growth Floor (“Floor”). The Floor is 0% in all scenarios, which means that you will never lose your investment due to negative Index Returns.
The Index Growth Floor is the minimum rate of interest that will be applied to a given Segment and is used in determining the Index Interest for each Segment at maturity. When calculating the Index Interest, the Index Growth Floor is applied after the Participation Rate and before the Index Growth Cap.
The guaranteed minimum Index Growth Floor rate for the Capped with Floor Index Strategy is 0%. At Segment maturity, the Index Growth Floor will be applied when determining the Index Interest.
Although the floor provides protection against loss due to negative Index Returns, the deduction of Contract charges and fees could reduce the overall cash value of the Index Strategy.
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to a Capped with Floor Index Strategy Segment. A different Cap may be declared for different Segments. The Capped with Floor Index Strategy is available in 1-year Segments.
If the Index Return multiplied by the Participation Rate is positive and equal to or greater than the Cap, then the percentage of Index Interest is equal to the Cap. If the Index Return multiplied by the Participation Rate is positive, but less than the Cap, the percentage of Index Interest is equal to the Index Return multiplied by the Participation Rate.
If the Index Return is equal to or less than the Floor, the percentage of Index Interest is equal to the Floor.
Hypothetical Example: how the Capped With Floor Index Strategy works

Assumptions: Cap (8%); Floor (0%); Participation Rate (100%)
Scenario 1: Positive Index Return of 4% is less than the Cap. Your percentage of Index Interest is 4%.	Scenario2: Positive Index Return of 15% exceeds the Cap. Your percentage of Index Interest is 8% which is equal to the Cap.	Scenario 3: Flat Index Return of 0% is equal to the Floor. Your percentage of Index Interest is 0%.	Scenario 4: Negative Index Return of -5% is below the Floor. Due to the 0% floor, you are protected from loss and your percentage of Index Interest is 0%.

In the preceding hypothetical example the strategy's upside potential equals 100% of the Index Return up to an assumed Index Growth Cap of 8%. Downside protection is provided by the Floor where index losses below the Floor are protected.
The Cap, Participation Rate and Floor apply to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.
Subsequent Caps may be higher or lower than previously declared Caps but will never be less than the guaranteed minimum Index Growth Cap. Subsequent Caps may differ from the Caps used for new contracts or for other contracts issued at different times. We will determine new Caps on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap equals 2.00% for a one-year Segment.

The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate is 100%.
Capped With Buffer Index Strategy
■1 Year S&P 500® Cap Rate 10% Buffer option
■1 Year S&P 500® Cap Rate 15% Buffer option
The Capped with Buffer Index Strategy offers potential for Index Interest up to an Index Growth Cap (“Cap”) and provides a level of downside protection through a Buffer.
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to a Capped with Buffer Index Strategy Segment at maturity. Cap Rates may vary by Buffer option. A different Cap may be declared for different Segments. The Capped with Buffer Index Strategy is available in 1-year Segments.
The Buffer is the level of protection from negative Index Return applied to amounts allocated to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the maturity value of the Contract Fund allocated to the Segment. This Index Strategy provides an option with a 10% Buffer and a 15% Buffer.
If the Index Return multiplied by the Participation Rate is positive and equal to or greater than the Cap, then the percentage of Index Interest is equal to the Cap. If the Index Return multiplied by the Participation Rate is positive, but less than the Cap, the percentage of Index Interest is equal to the Index Return multiplied by the Participation Rate.
If the Index Return is zero or negative, but less than or equal to the Buffer, the percentage of Index Interest is 0%. Otherwise, the percentage of Index Interest is equal to the negative Index Return in excess of the Buffer. The Participation Rate does not apply when the Index Return is negative.
Hypothetical Example: how the Capped With Buffer Index Strategy works

Assumptions: Cap (12%); Buffer (10%); Participation Rate (100%)
Scenario 1: Positive Index Return of 4% is less than the Cap. Your percentage of Index Interest is 4%.	Scenario 2: Positive Index Return of 20% exceeds the Cap. Your percentage of Index Interest is 12%, which is equal to the Cap.	Scenario 3: Negative Index Return of -4% is within the Buffer. Due to the 10% Buffer, you are protected from loss and your percentage of Index Interest is 0%.	Scenario 4: Negative Index Return of -12% exceeds the Buffer. The Buffer protects you from the first -10% of loss, so your percentage of Index Interest is -2%.

In the preceding hypothetical example the strategy's upside potential equals 100% of the Index Return up to an assumed Index Growth Cap of 12%. Partial downside protection is provided through the Buffer where index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund.
The Cap and Participation Rate applies to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.

Subsequent Caps may be higher or lower than previously declared Caps but will never be less than the guaranteed minimum Index Growth Cap. Subsequent Caps may differ from the Caps used for new contracts or for other contracts issued at different times. We will determine new Caps on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap for the 10% Buffer option equals 5% for a one-year Segment. The guaranteed minimum Index Growth Cap for the 15% Buffer option equals 4% for a one-year Segment.
The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate for both the 10% Buffer option and 15% Buffer option is 100%.
Hypothetical Example: how the Capped With Buffer Index Strategy works in negative Index Return scenarios
Partial downside protection is provided through the Buffer where Index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund. The following hypothetical example demonstrates how the Buffer functions in scenarios where the Index Return is negative at Segment maturity.

	Scenario 3: Negative Return Within Buffer	Scenario 4: Negative Return Exceeds Buffer
Index Strategy option	1 Year Cap Rate With 10% Buffer	1 Year Cap Rate With 10% Buffer
Index Value at Segment Start Date	1,569	1,506
Index Value at Segment End Date	1,506	1,325
Index Return	-4% ((1506-1569)/1569)	-12% ((1325-1506)/1506)
Buffer	10%	10%
Percentage of Index Interest	0%	-2%
Index Strategy Segment Base	$100,000	$100,000
Index Strategy Segment Base Upon Segment Maturity†	$100,000	$98,000 ($100,000-$2,000)
Explanation on how the Buffer was applied	Because the Buffer protects against the first 10% of the loss, no negative Index Interest is applied to the Index Strategy Segments.	Because the Buffer provides protection from the first 10% of the loss, the Index Strategy Segment only experiences a 2% loss (-12% Index Return + 10% Buffer = -2%). -2% * $100,000 (Index Strategy Base Upon Segment Maturity) = -$2,000 (Index Interest).
†In this example Contract charges did not come from Index Strategies. Segment values will be reduced when value needs to be deducted from a Segment to cover charges and expenses. Also assumes no loans or withdrawals.

Scenario 3: Negative Index Return of -4% is within the Buffer. Due to the 10% Buffer, you are protected from loss and your percentage of Index Interest is 0%.	Scenario 4: Negative Index Return of -12% exceeds the Buffer. The Buffer protects you from the first -10% of loss, so your Index Interest is -2%.

Enhanced Cap Rate With Spread And Buffer Index Strategy
■1 Year S&P 500® Enhanced Cap Rate 10% Buffer option
■1 Year S&P 500® Enhanced Cap Rate 15% Buffer option
The Enhanced Cap Rate With Spread And Buffer Index Strategy offers potential for higher Index Interest through a higher Cap Rate in exchange for a Spread, which reduces a percentage of the positive Index Return. This strategy also provides a level of downside protection through a Buffer.
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to an Enhanced Cap Rate With Spread And Buffer Index Strategy Segment at maturity. A different Cap may be declared for different Segments. The Cap may vary by Buffer option. The Capped with Buffer Index Strategy is available in 1-year Segments.
The Spread is a percentage that reduces positive Index Return. On the Index Strategy Segment maturity date, the Spread reduces the percentage of positive Index Returns used in the calculation of Index Interest that may be applied. The Spread may vary by Buffer option.
The Buffer is the percentage of protected negative Index Return applied to amounts allocated to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the maturity value of the Contract Fund allocated to the Segment. This Index Strategy provides an option with a 10% Buffer and a 15% Buffer.
A higher Cap does not guarantee you will receive a higher amount of Index Interest, because interest crediting for the Enhanced Cap Rate With Spread and Buffer Index Strategy depends on the applicable Cap, Spread and Index Return. There is no guarantee that the Enhanced Cap Rate With Spread and Buffer Index Strategy will outperform any other available Index Strategy and may underperform available Index Strategies due to the application of the Spread.
If the Index Return multiplied by the Participation Rate is positive and greater than or equal to the Cap plus the Spread, the percentage of Index Interest is equal to the Cap.
If the Index Return multiplied by the Participation Rate (“the result”) is positive and greater than the Spread, but less than the Cap Rate plus the Spread, the percentage of Index Interest is equal to the result minus the Spread.
If the Index Return multiplied by the Participation Rate is greater than or equal to zero, and less than or equal to the Spread, the percentage of Index Interest is 0%.
The Spread and Participation Rate do not apply when Index Return is zero or negative.
If the Index Return is negative, but less than or equal to the Buffer, the percentage of Index Interest is 0%. Otherwise, the percentage of Index Interest is equal to the negative Index Return in excess of the Buffer.

Hypothetical Example: how the Enhanced Cap Rate With Spread And Buffer Index Strategy works in positive Index Return scenarios

Assumptions: Cap (30%); Spread (2%); Buffer (10%); Participation Rate (100%).
Scenario 1: The Index Return is 35%, which is greater than the Cap plus Spread, the Index Interest is 30% which is equal to the cap.	Scenario 2: The Index Return is 15%, which is less than the Cap plus Spread, the Index Interest would be 13%, which is equal to the Index Return minus the Spread.	Scenario 3: The Index Return is 1%, an amount greater than zero, but less than the Spread, the Index Interest would be 0%.

40
35
30
25
20
15
10
5
0
30% Cap
35%
30%
15%
2% Spread
13%
2% Spread
1%
0%
Index Return
Index Interest (Strategy Return)

Hypothetical Example: how the Enhanced Cap Rate With Spread And Buffer Index Strategy works in negative Index Return scenarios
Index losses that exceed the Buffer will result in a loss of value to the Contract Fund. The following hypothetical example demonstrates how the Buffer functions in scenarios where the Index Return is negative and exceeds the Buffer at Segment maturity.

	Scenario 4: Negative Return Within Buffer	Scenario 5: Negative Return Exceeds Buffer
Index Strategy option	1 Year Enhanced Cap Rate With 10% Buffer	1 Year Enhanced Cap Rate With 10% Buffer
Index Value at Segment Start Date	1569	1506
Index Value at Segment End Date	1491	1280
Index Return	-5% ((1491-1569)/1569)	-15% ((1280-1506)/1506)
Buffer	10%	10%
Percentage of Index Interest	0%	-5%
Index Strategy Segment Base	$100,000	$100,000
Index Strategy Segment Base Upon Segment Maturity†	$100,000	$95,000 ($100,000 - $5,000)
Explanation on how the Buffer was applied	Because the Buffer protects against the first 10% of the loss, no negative Index Interest is applied to the Index Strategy Segments.	Because the Buffer provides protection from the first 10% of the loss, the Index Strategy Segment only experiences a 5% loss (-15% Index Return + 10% Buffer = -5%). -5% * $100,000 (Index Strategy Base Upon Segment Maturity) = -$5,000 (Index Interest).
†In this example Contract charges did not come from Index Strategies. Segment values will be reduced when value needs to be deducted from a Segment to cover charges and expenses. Also assumes no loans or withdrawals.

Assumptions: Cap (30%); Spread (2%); Buffer (10%); Participation Rate (100%).
Scenario 4: The Index Return is -5%, an amount within the Buffer, the Index Interest would be 0%.	Scenario 5: The Index Return is -15%, an amount that exceeds the Buffer, the Index Interest would be -5%.

In the preceding hypothetical examples the strategy's upside potential equals 100% of the Index Return up to an assumed Index Growth Cap of 30%, minus the Spread of 2%. Partial downside protection is provided by the Buffer where index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund.
The Cap, Participation Rate, Spread and Buffer apply to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.
Subsequent Caps and/or Spreads may be higher or lower than the initial Cap and/or Spread but will never be less than the guaranteed minimum Index Growth Cap or greater than the guaranteed maximum Spread. Subsequent Caps and/or Spreads may differ from the Cap and/or Spreads used for new contracts or for other contracts issued at different times. We will determine new Caps and Spreads on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap varies by Buffer option. The Guaranteed Minimum Index Growth Cap for the 10% Buffer option equals 5% for a one-year Segment. The Guaranteed Minimum Index Growth Cap for the 15% Buffer option equals 4% for a one-year Segment. The guaranteed maximum Spread for both the 10% and 15% Buffer options, for a one-year segment, equals 2%.
The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate for both the 10% Buffer option and 15% Buffer option is 100%.
Step Rate Plus With Buffer Index Strategy
■1 year S&P 500® Step Rate Plus 10% Buffer option
The Step Rate Plus With Buffer Index Strategy offers upside potential for higher Index Interest that is not limited by an Index Growth Cap (“Cap”), in exchange for a lower Participation Rate, which is used to limit Index Interest. This Strategy also offers a level of downside protection through a Buffer.
When the Index Return is zero or positive, the Step Rate is the minimum percentage of Index Interest that would be applied at maturity. The Participation Rate used in the Step Rate Plus with Buffer Index Strategy is the percentage of an Index Return that may be credited if the Index Return multiplied by the Participation Rate exceeds the Step Rate at maturity. A Participation Rate only applies when the Index Return is positive and the application of the Participation Rate results in a percentage of an Index Return that is greater than the Step Rate. The Step Rate Plus with Buffer Index Strategy is available in 1-year Segments.
The Buffer is the level of protection from negative Index Return applied to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the maturity value of the Contract Fund allocated to the Segment. This Index Strategy provides a 10% Buffer.
If the Index Return is zero or positive, the percentage of Index Interest is equal to the greater of (a) the Index Return multiplied by the Participation Rate and (b) the Step Rate. If the Index Return is negative, but less than or equal to the Buffer, the percentage of

Index Interest is 0%. Otherwise, the Index Interest is equal to the negative Index Return in excess of the Buffer. The Participation Rate does not apply when the Index Return is negative.
Hypothetical Example: how the Step Rate Plus With Buffer Index Strategy works in positive Index Return scenarios

Upside potential – When the Index Return multiplied by the Participation Rate is zero or positive the Index Interest will be the greater of the Step Rate or the Index Return multiplied by the Participation Rate.
Assumptions: Step Rate (6%); Buffer (10%); Participation Rate (90%).

Scenario 1: The Index Return is 4%. Your percentage of Index Interest is the greater of the 6% Step Rate or 90% participation in the 4% Index Return, which is 3.6%. Your Index Interest is 6%.	Scenario 2: The Index Return is 20%. Your percentage of Index Interest is the greater of the 6% Step Rate or 90% participation in the 20% Index Return, which is 18%. Your Index Interest is 18%.	Scenario 3: The Index Return is 6.5%. Your percentage of Index Interest is the greater of the 6% Step Rate or 90% participation in the 6.5% Index Return, which is 5.85%. Your Index Interest is 6%.

Hypothetical Example: how the Step Rate Plus With Buffer Index Strategy works in negative Index Return scenarios
Partial downside protection is provided through the Buffer where Index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund. The following hypothetical example demonstrates how the Buffer functions in scenarios where the Index Return is negative at Segment maturity.

	Scenario 4: Negative Return Within Buffer	Scenario 5: Negative Return Exceeds Buffer
Index Strategy option	1 Year Step Rate With 10% Buffer	1 Year Step Rate With 10% Buffer
Index Value at Segment Start Date	1,569	1,506
Index Value at Segment End Date	1,506.00	1,249.00
Index Return	-4% ((1506-1569)/1569)	-17% ((1249-1506)/1506)
Buffer	10%	10%
Percentage of Index Interest	0%	-7%
Index Strategy Segment Base	$100,000	$100,000
Index Strategy Segment Base Upon Segment Maturity†	$100,000	$93,000 ($100,000-$7,000)
Explanation on how the Buffer was applied	Because the Buffer protects against the first 10% of the loss, no negative Index Interest is applied to the Index Strategy Segments.	Because the Buffer provides protection from the first 10% of the loss, the Index Strategy Segment only experiences a 7% loss (-17% Index Return + 10% Buffer = -7%). -7% * $100,000 (Index Strategy Base Upon Segment Maturity) = -$7,000 (Index Interest)
†In this example Contract charges did not come from Index Strategies. Segment values will be reduced when value needs to be deducted from a Segment to cover charges and expenses. Also assumes no loans or withdrawals.

Assumptions: Step Rate (6%); Buffer (10%); Participation Rate (90%).
Scenario 4: Negative Index Return of -4% is within the Buffer. Due to the 10% Buffer, you are protected from loss and your percentage of Index Interest is 0%.	Scenario 5: Negative Index Return of -17% exceeds the Buffer. The Buffer protects you from the first -10% of loss, so your percentage of Index Interest is -7%.

There is no maximum amount of Index Interest with the Step Rate Plus with Buffer Index Strategy, although the Index Interest will be limited by the Participation Rate. The Step Rate and Participation Rate apply to a Segment for the duration of the Segment. We will declare a new Step Rate and Participation Rate for each subsequent Segment.
Subsequent Step Rates and Participation Rates may be higher or lower than previously declared Step Rates and Participation Rates, but will never be less than the guaranteed minimum Step Rate and guaranteed minimum Participation Rate. The guaranteed minimum Step Rate equals 1%. The guaranteed minimum Participation Rate is 60%. Subsequent Step Rates and Participation Rates may differ from the Step Rates and Participation Rates used for new Contracts or for other Contracts issued at different times. We will determine new Step Rates and Participation Rates on a basis that does not discriminate unfairly within any class of Contracts.
Dual Directional With Buffer Index Strategy
■1 year S&P 500® Dual Directional 10% Buffer option
■1 Year S&P 500® Dual Directional 15% Buffer option
The Dual Directional with Buffer Index Strategy offers potential for Index Interest up to an Index Growth Cap (“Cap”) when Index Returns are positive, and offers potential for positive Index Interest even when Index Returns are negative, as long as the negative Index Return is equal to or within the Buffer.
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to a Dual Directional with Buffer Index Strategy Segment at maturity when the Index Return is positive. A different Cap may be declared for different Segments. The Cap Rate may vary by the Buffer option. The Dual Directional With Buffer Index Strategy is available in 1-year segments.
The Buffer is the percentage of protected negative Index Return applied to amounts allocated to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the maturity value of the Contract Fund allocated to the Segment. This Index Strategy provides options with a 10% Buffer and a 15% Buffer.
The Dual Directional with Buffer Index Strategy provides (i) a percentage of Index Interest equal to the Index Return up to a Cap Rate when the Index Return is positive and (ii) a percentage of Index Interest equal to the absolute value of the Index Return, not limited by a Cap Rate, when the Index Return is negative and equal to or within the Buffer. The absolute value of the Index Return is the value without regard to the mathematical sign (positive or negative) of the Index Return.
If the Index Return multiplied by the Participation Rate is positive and equal to or greater than the Cap, then the percentage of Index Interest is equal to the Cap.
If the Index Return multiplied by the Participation Rate is zero or positive, but less than the Cap Rate, the percentage of Index Interest is equal to the Index Return.
If the Index Return is negative, but less than or equal to the Buffer:

•The percentage of Index Interest will be the absolute value (without regard to the mathematical sign (positive or negative)) of the Index Return. This means a positive percentage of Index Interest can be applied to your Contract even when the Index Return is negative.
•Index Interest is not limited by the Cap Rate. The percentage of Index Interest will be greater than the Cap Rate when the Buffer level is greater than the Cap Rate, and the absolute value of the Index Return exceeds the Cap Rate.
If the Index Return negative and is greater than the Buffer:
•The percentage of Index Interest is equal to the negative Index Return in excess of the Buffer.
•Any negative Index Return in excess of the Buffer reduces the maturity value of the Contract Fund allocated to the Segment.
•The Participation Rate does not apply when the Index Return is negative.
Hypothetical Example: how the Dual Directional With Buffer Index Strategy works in positive Index Return scenarios

Assumptions: Cap Rate (12%); Buffer (10%); Participation Rate (100%).
Scenario 1: The Index Return is 5%, which is less than the Cap Rate. Your Index Interest is 5%.	Scenario 2: The Index Return is 15%, which is greater than the Cap Rate, the Index Interest would be 12%, which is equal to the Cap Rate.

Hypothetical Example: how the Dual Directional With Buffer Index Strategy works in negative Index Return scenarios
Index losses that exceed the Buffer will result in a loss of value to the Contract Fund. The following hypothetical example demonstrates how the Buffer functions in scenarios where the Index Return is negative and exceeds the Buffer at Segment maturity.

	Scenario 3: Negative Return Within Buffer	Scenario 4: Negative Return Equal to Buffer	Scenario 5: Negative Return Exceeds Buffer
Index Strategy option	1 Year Dual Directional With 10% Buffer	1 Year Dual Directional With 10% Buffer	1 Year Dual Directional With 10% Buffer
Index Value at Segment Start Date	1569	1673	1506
Index Value at Segment End Date	1443	1506	1280
Index Return	-8% ((1443-1569)/1569)	-10% ((1506-1673)/1673)	-15% ((1280-1506)/1506)
Buffer	10%	10%	10%
Percentage of Index Interest	8%	10%	-5%
Index Strategy Segment Base	$100,000	$100,000	$100,000
Index Strategy Segment Base Upon Segment Maturity†	$108,000 ($100,000 + $8,000)	$110,000 ($100,000 + $10,000)	$95,000 ($100,000 - $5,000)
Explanation on how the Buffer was applied	The Buffer reverses the first 10% of the loss, so positive Index Interest is applied to the Index Strategy Segment	The Buffer reverses the first 10% of the loss, so positive Index Interest is applied to the Index Strategy Segment even if the Cap Rate is a lower amount (e.g. 6%)	Because the Buffer provides protection from the first 10% of the loss, the Index Strategy Segment only experiences a 5% loss (-15% Index Return + 10% Buffer = -5%). -5% * $100,000 (Index Strategy Base Upon Segment Maturity) = -$5,000 (Index Interest).
†In this example Contract charges did not come from Index Strategies. Segment values will be reduced when value needs to be deducted from a Segment to cover charges and expenses. Also assumes no loans or withdrawals.

Assumptions: Cap Rate (12%); Buffer (10%); Participation Rate (100%).
Scenario 3: The Index Return is -8%, an amount within the Buffer, the Index Interest would be 8%.	Scenario 4: The Index Return is -10%, an amount equal to the Buffer, the Index Interest would be 10%.	Scenario 5: The Index Return is -15%, an amount that exceeds the Buffer, the Index Interest would be -5%

In the preceding hypothetical examples, the strategy's upside potential equals 100% of the Index Return up to an assumed Index Growth Cap of 12%. Index losses equal to or less than the 10% Buffer result in positive Index Interest. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund.

The Cap and Participation Rate applies to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.
Subsequent Cap Rates may be higher or lower than the initial Cap Rate but will never be less than the Guaranteed Minimum Cap Rate. Subsequent Cap Rates may differ from the Cap Rates used for new contracts or for other contracts issued at different times. We will determine new Cap Rates on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap for both the 10% Buffer Level and 15% Buffer options equals 1% for a one-year segment.
The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate for both the 10% Buffer option and 15% Buffer option is 100%.
Valuing Your Investment And Interim Value Of Index Strategy Segments
Processing and Valuing Transactions – Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions received in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions received on a non-business day or after the close of regular trading on the NYSE will be processed based on: (1) the value next computed on the next Valuation Day for Variable Investment Options, or (2) the value determined using the last published Index Value for Index Strategies.
We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
a.trading on the NYSE is restricted;
b.an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical;
c.the SEC, by order, permits the suspension or postponement for the protection of security holders; or
d.the applicable Index Value is not published.
In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services. We will also bear any loss that may result from such order correction and your Contract values will not be negatively impacted.
Interim Value Of Index Strategies With a Buffer – On each Valuation Day during the year, other than Segment start date(s) and Segment maturity date(s), each Index Strategy with a Buffer is valued using an Interim Value. When we discuss Interim Value, it is only in relation to Index Strategies that offer a Buffer. Interim Value is not calculated for the Index Strategy(ies) with an Index Growth Floor. The Interim Value is used to calculate amounts available for withdrawal, loan, surrender, transfer, payment of a death claim, or payment of Contract fees and charges before the Segment maturity date. The Interim Value also is used to determine how much the Index Strategy Segment Base will be reduced after a deduction, transfer, charge, or withdrawal.
The Interim Value is also included in the value of the Contract Fund and Cash Surrender Value to reflect the amount in the applicable Segment prior to the maturity date. The Interim Value reflects the value of each Segment of an Index Strategy with a Buffer taking into account the current price of the underlying Index, the time remaining until the Segment maturity date, and the current value of the investments we have made to fund our obligations under the Index Strategy Segment. The Interim Value is an estimate of the current value of fixed income and derivative instruments we could purchase to assure our ability to meet our obligations to the Contract Owner at a Segment maturity date. We use a portfolio of fixed income instruments and derivatives to replicate our obligations to calculate Index Interest for the Index Strategy Segments. These derivatives are valued using the Black-Scholes Model. There are many external factors that may impact the Interim Value including changes in the Indices, changes in the interest rate environment, and volatility.
The Interim Value assesses the fair value of the assets allocated to an Index Strategy Segment (Index Strategy Segment Base) plus the current value of the portfolio of options utilized to replicate the performance of these Index Strategy Segments.
The Interim Value for the applicable Index Strategy Segment is equal to (1) + (2) where:
(1) is the fair value of the Index Strategy Segment Base on the Valuation Day the Interim Value is calculated.
(2) is the current value of replicating the portfolio of options on the Valuation Day the Interim Value is calculated.
1.The fair value of the Index Strategy Segment Base is meant to represent the market value of the investments supporting each Index Strategy Segment.
2.Current value of replicating the portfolio of options – We utilize a fair market value methodology to value replicating the portfolio of options that support this product.
For each Index Strategy Segment, we solely designate and value options, each of which is tied to the performance of the Index associated with the Index Strategy. We use derivatives to provide an estimate of the gain or loss on the Index Strategy Segment Base that could occur at the end of the Index Strategy Segment Duration. This estimate also reflects the impact of the Index Growth Cap, Participation Rate, Step Rate, Spread, and Buffer at the end of the Index Strategy Segment as well as the estimated cost of exiting the replicating options prior to the Index Strategy Segment maturity date. The valuation of the options is based on standard methods for valuing derivatives and based on inputs from third party vendors. The methodology used to value these options is determined solely by us and may vary, higher or lower, from other estimated valuations or the actual selling price of identical derivatives. Any variance between our estimated fair value price and other estimated or actual prices may be different from Index Strategy type to Index Strategy type and may also change from day to day.
See Appendix A for additional information regarding the Interim Value calculation.
The following hypothetical example assumes no deductions from the Segments and also uses one day market data for calculating the fair value and the option value during the start of the Segment, at 9 months into the Segment, and at maturity. Years (12 months) are assumed to have 365 days.

Net Premium Payment: $150,000
Allocated to:	Amount Invested:	Participation Rate:	Index Growth Cap Rate / {Step Rate}:	Spread:	Buffer:
20% 1-Year Capped with Floor	$30,000	100%	7%	N.A.	N.A.
20% 1-Year Capped with Buffer	$30,000	100%	20%	N.A.	10%
20% 1-Year Enhanced Cap Rate with Spread & Buffer	$30,000	100%	25%	2%	10%
20% 1-Year Step Rate Plus with Buffer	$30,000	90%	{6%}	N.A.	10%
20% 1-Year Dual Directional with Buffer	$30,000	100%	12%	N.A.	10%

On the Index Strategy Segment Start Date

Index Strategy	Capped With Floor	Capped With Buffer	Enhanced Cap Rate With Spread & Buffer	Step Rate Plus With Buffer	Dual Directional With Buffer
Index Strategy Segment Duration (in months)	12	12	12	12	12
Months elapsed since Segment Start Date	0	0	0	0	0
Buffer	N/A	10%	10%	10%	10%
Starting Index Value	1,000	1,000	1,000	1,000	1,000
Index Strategy Segment Base	$30,000	$30,000	$30,000	$30,000	$30,000

Index Return Is Negative — Value At 9 Months

Index Strategy	Capped With Floor	Capped With Buffer	Enhanced Cap Rate With Spread & Buffer	Step Rate Plus With Buffer	Dual Directional With Buffer
Months Elapsed since Segment Start Date	9	9	9	9	9
Months Remaining in Segment Duration	3	3	3	3	3
Index Value on Calculation Date	800	800	800	800	800
Index Return on Calculation Date	-20%	-20%	-20%	-20%	-20%
1. Fair Value of Index Strategy Segment Base	N/A	$29,882.26	$29,920.23	$29,534.20	$29,698.40
2. Options Value	N/A	-$3,082.40	-$3,078.47	-$3,082.08	-$2,723.13
Interim Value for each Index Strategy Segment (1+2)	N/A	$26,799.87	$26,841.76	$26,755.14	$27,200.85
Interim Value	$30,000	$26,799.87	$26,841.76	$26,755.14	$27,200.85

Index Return Is Negative — Value At Segment Maturity

Index Strategy	Capped With Floor	Capped With Buffer	Enhanced Cap Rate With Spread & Buffer	Step Rate Plus With Buffer	Dual Directional With Buffer
Months Elapsed since Segment Start Date	12	12	12	12	12
Months Remaining in Segment Duration	0	0	0	0	0
Index Value on Calculation Date	800	800	800	800	800
Index Return on Calculation Date	-20%	-20%	-20%	-20%	-20%
Percentage of Index Interest	0%	-10%	-10%	-10%	-10%
Index Interest	$0	$-3,000	$-3,000	$-3,000	$-3,000
Maturity Value (Segment Base + Index Interest)	$30,000	$27,000	$27,000	$27,000	$27,000

Index Return Is Positive — Value At 9 Months

Index Strategy	Capped With Floor	Capped With Buffer	Enhanced Cap Rate With Spread & Buffer	Step Rate Plus With Buffer	Dual Directional With Buffer
Months Elapsed since Segment Start Date	9	9	9	9	9
Months Remaining in Segment Duration	3	3	3	3	3
Index Value on Calculation Date	1,200	1,200	1,200	1,200	1,200
Index Return on Calculation Date	20%	20%	20%	20%	20%
1. Fair Value of Index Strategy Segment Base	N/A	$29,532.88	$29,683.52	$29,534.20	$29,698.40
2. Options Value	N/A	$4,799.73	$5,152.60	$5,455.63	$3,225.01
Interim Value for Each Index Strategy Segment (1+2)	N/A	$34,681.99	$35,072.83	$35,292.85	$33,148.99
Interim Value	$30,000	$34,681.99	$35,072.83	$35,292.85	$33,148.99

Index Return Is Positive — Value At Segment Maturity

Index Strategy	Capped With Floor	Capped With Buffer	Enhanced Cap Rate With Spread & Buffer	Step Rate Plus With Buffer	Dual Directional With Buffer
Months Elapsed since Segment Start Date	12	12	12	12	12
Months Remaining in Segment Duration	0	0	0	0	0
Index Value on Calculation Date	1,200	1,200	1,200	1,200	1,200
Index Return on Calculation Date	20%	20%	20%	20%	20%
Percentage of Index Interest	7%	20%	18%	18%	12%
Index Interest	$2,100	$6,000	$5,400	$5,400	$3,600
Maturity Value (Strategy Base + Index Interest)	$32,100	$36,000	$35,400	$35,400	$33,600
Managing Your Account Value
Unless required by the terms of the Contract, which includes any riders you have elected, you may not transfer Contract Funds out of an Index Strategy Segment prior to its maturity date.
You may transfer Contract Funds between Variable Investment Options at any time, subject to any transfer limitations described in your Contract’s prospectus. On each Segment maturity date, subject to any allocation restrictions (described in the table below), you may reallocate Contract Funds allocated to Variable Investment Options, the Fixed Rate Option, and any Index Strategy Segment that has reached its maturity date into any available Index Strategy.
Upon receipt of your instructions in Good Order for reallocation of Contract Funds to or from an Index Strategy, we will process the reallocation on the next Segment start date. If we do not receive instructions from you in Good Order prior to the Segment start date, the value of the Contract Fund in any Index Strategy Segment that has reached the Segment maturity date will automatically be allocated to the next Segment of the same Index Strategy or to your last known instructions we have on file. If the same Index Strategy is no longer available, the value of the Contract Fund in any Index Strategy Segment that has reached the Segment maturity date will automatically be allocated to the Fixed Rate Option.

The table below shows when transfers among the investment options are permitted. If you submit a claim under the Chronic Illness Option of the BenefitAccess Rider or exercise the Overloan Protection Rider, you will be subject to additional transfer restrictions and we will apply the Interim Value to any transfers from the Index Strategy Segment before the Segment maturity date. See Riders for more detail.

From Account	To Account	When Allocation Can Occur
Variable Investment Option	Variable Investment Option or Fixed Rate Option	Any Business Day (subject to annual limit(1))
Variable Investment Option or Fixed Rate Option	Index Strategy Segment (including Fixed Holding Account)	Allocations can move to the Fixed Holding Account on any Business Day, then to the Index Strategy Segment on the next available start date (subject to annual limit(1))
Index Strategy Segment	Index Strategy Segment or Fixed Rate Option (including Fixed Holding Account)	Index Strategy Segment Maturity Date (subject to limitations(2)
Index Strategy Segment	Variable Investment Option	Index Strategy Segment Maturity Date (subject to limitations(2)(3))
Fixed Rate Option	Variable Investment Option	Any Business Day (subject to annual limit(4))
1.Currently limited to twelve (12) transfers per Contract Year or twenty (20) transfers per Calendar Year.
2.If you elected the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you may only allocate to Index Strategies with Buffers for the first ten (10) Contract Years.
3.The maximum amount that can be allocated annually to the Variable Investment Options from the Index Strategies is 25% of the maturity value of each Index Strategy Segment. If you intend to reallocate the entire balance of your Index Strategies to the Variable Investment Options, you must schedule consecutive annual reallocations by enrolling in the Segment Maturity Allocation Program and following the instructions on our administrative form. The form can be requested by contacting your Pruco Life representative or our customer service office at 800-778-2255, Monday through Friday, 8:00 a.m. to 8:00 p.m., Eastern Time.
4.Annual reallocation elections are currently limited to the greatest of: (1) 25% of the value of the Fixed Rate Option as of the end of the previous Contract Year; (2) $5,000; and (3) the amount allocated to the Variable Investment Options from the Fixed Rate Option in the prior year.
IMPORTANT CONSIDERATIONS OF INVESTING IN THE INDEX STRATEGIES ON
CONTRACT FUNCTIONS, FEATURES, AND RIDERS
Charges And Expenses
Unless you have directed otherwise, monthly Contract charges (Cost of Insurance, Administrative Charge for the Basic Insurance Amount, Additional Mortality Charge for Certain Risks, and Charges for Rider Coverage) are generally deducted proportionately from the dollar amounts held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the monthly charges, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount due will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) from the Index Strategies. Monthly charges deducted from the Index Strategies will be taken proportionally from the most recently created Segment first and continue in a last in – first out (“LIFO”) manner, as needed. Monthly charges deducted from an Index Strategy prior to Segment maturity may result in significant loss due to the Interim Value calculation, particularly if the deductions are ongoing.
Surrender Charge – If, during the first fifteen (15) Contract Years the Basic Insurance Amount is decreased (including as a result of a withdrawal or a Death Benefit type change), we may deduct a percentage of the surrender charge. The surrender charge is generally deducted proportionately from the dollar amounts held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the surrender charge, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount due will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) the Index Strategies. A surrender charge deducted from the Index Strategies will be taken proportionally from the most recently created Segment first and continue in a last in - first out (“LIFO”) manner, as needed.
Mortality And Expense Risk Charge – This charge is not assessed against amounts allocated to the Fixed Rate Option, the Fixed Holding Accounts, or the Index Strategies.
Allocated Charges – The Index Strategies and the Fixed Holding Accounts may not be used as a source fund for allocated charges.
Interim Value Of Index Strategies With a Buffer – The Interim Value is used to calculate amounts available for withdrawal, loan, surrender, transfer, payment of a Death Benefit claim, or payment of Contract fees and charges. It is also used to determine how much the Index Strategy Segment Base will be reduced after such a transaction, which could result in a loss that might not otherwise be realized if the full Index Strategy Segment Base remained in the Segment until Segment maturity. It may also result in gains that would not otherwise be realized at Segment maturity. Because the downside protection provided by a Buffer normally does not apply to the Interim Value, it is theoretically possible that you could lose most of your investment, potentially up to 100% of your investment, in extreme scenarios such as an unprecedented complete market collapse. The Interim Value helps ensure that we will be able to meet our obligations under the Contract by shifting the risk of potential investment losses from the Company to you.
Riders
BenefitAccess Rider – When you submit a claim under the Chronic Illness Option, you must authorize a transfer of all Contract Fund value from the Variable Investment Options, the Index Strategies, and the Fixed Holding Accounts to the Fixed Rate Option. You will not receive Benefit Payments if you do not transfer all Contract Fund value to the Fixed Rate Option. Also, your net premium allocation instructions may only utilize the Fixed Rate Option while your claim is reviewed and while you are receiving Benefit Payments. When a claim is submitted, any open Segments must be immediately transferred to the Fixed Rate Option at each Segment’s Interim Value, if applicable. In other words, you may not hold those Segments until maturity. A transfer out of an Index Strategy at a Segment’s Interim Value may result in significant loss.
Each Benefit Payment will reduce the Contract Fund, which will be entirely allocated to the Fixed Rate Option.
Overloan Protection Rider – If you exercise this rider, any unloaned Contract Fund value remaining in the Variable Investment Options, Index Strategies, and Fixed Holding Accounts must be transferred to the Fixed Rate Option. Premium allocation instructions must be updated, if necessary, to only include the Fixed Rate Option. When the rider is exercised any open Segment must immediately be transferred to the Fixed Rate Option at each Segment’s Interim Value, if applicable. In other words, you may not hold those Segments until maturity. A transfer out of an Index Strategy at a Segment’s Interim Value may result in significant loss.
Lapse Protection Rider – If you elect the Lapse Protection Rider and choose the Extended Plus No-Lapse Guarantee option, your investment allocations will be restricted to the Index Strategies with Buffers for the first ten (10) Contract Years. This means you will not have access to the Fixed Rate Option, Index Strategies with Floors or the Variable Investment Options until the beginning of Contract Year eleven (11). Any premium payments received during the first ten (10) Contract Years will be immediately allocated to the Index Strategies with Buffers on the next Segment start date. Maturing Segments during the first ten (10) Contract Years will automatically be reallocated to the same Index Strategy on the next Segment start date, unless you request they be allocated to a different Index Strategy with a Buffer. You will not be allowed to utilize the Designated Transfer program. Although you will have reallocation access to the other investment options beginning in Contract Year eleven (11), any other transfer limitations imposed under the Contract will still apply.
Premiums
Allocation Of Premiums – In addition to the Variable Investment Options and the Fixed Rate Option, you may choose to allocate all or a portion of your net premiums to the Index Strategies. After the end of the 10 day right to cancel period, initial and subsequent net premium amounts allocated to the Index Strategies will be placed in the Fixed Holding Accounts until the next Monthly Transfer Date. We reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following monthly start date. We will notify you in advance if we exercise this right.
While you are enrolled in the Segment Maturity Allocation Program you will be prohibited from making allocations to any Index Strategy.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment. Net Premiums may not be allocated to the Index Strategies during this period. See Loans subsection that follows.
Transfers And Restrictions On Transfers – You may transfer amounts from the Variable Investment Options and/or the Fixed Rate Option to the Index Strategies. Amounts transferred to the Index Strategies will first be placed in the Fixed Holding Accounts until the next start date. Any such requested transfers count towards the limit of 12 transfers per Contract Year and the limit of 20 transfers per calendar year. Transfers from the Fixed Rate Option to the Index Strategies may be made in any amount or percentage and are exempt from the maximum amount limitations applied when requesting a transfer from the Fixed Rate Option to the Variable Investment Options. If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you may only transfer among Index Strategies with Buffers for the first ten Contract Years. If you submit a claim under the Chronic Illness Option of the BenefitAccess Rider or exercise the Overloan Protection Rider your entire contract fund must be allocated to the Fixed Rate Option and you may not transfer to any other investment option. We reserve the right adjust the limits on the amounts or percentages that may be transferred among the investment options. Additionally, we reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following monthly start date. We will notify you in advance if we exercise this right.
Other than at time of Segment maturity, you may not transfer any amounts from the Index Strategies to either the Variable Investment Options, subject to limitations, or the Fixed Rate Option.
You may allocate up to 25% of the maturity value of each Index Strategy Segment to the Variable Investment Options. If you want to allocate more than 25%, you must enroll in our Segment Maturity Allocation Program. This program allows you to allocate the entire maturity value of each Segment to the Variable Investment Options. You will be prohibited from making transfers to any Index Strategy while you are enrolled in this program. If you have instructed us to make designated transfers, those instructions will terminate upon enrollment. When your Segment Maturity Allocation Program ends you may provide new designated transfer instructions. If you have elected the Extended Plus No-Lapse Guarantee, you may not enroll in the Segment Maturity Allocation Program until the 11th Contract Year.
You may transfer amounts from the Fixed Holding Accounts to the Fixed Rate Option. You may not transfer amounts from the Fixed Holding Accounts to the Variable Investment Options. Any such requested transfers from the Fixed Holding Accounts applies towards the limit of 12 transfers per Contract Year and the limit of 20 transfers per calendar year. Transfers from the Fixed Holding

Accounts to the Fixed Rate Option may be made in any amount or percentage. You may not conduct transfers from the Fixed Holding Accounts via the website. We reserve the right to deny a transfer request from the Fixed Holding Accounts if the request is received within two business days prior to a Monthly Transfer Date. We will notify you in advance if we exercise this right.
Designated Transfers do not count towards the limit of 12 transfers per Contract Year or the limit of 20 transfers per calendar year. We reserve the right to count such transfers towards the limit. The Fixed Rate Option transfer restrictions do not apply to Designated Transfers.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment. See Loans subsection that follows.
Default Reallocations/Transfers – If you have not instructed us otherwise, any Index Strategy Segment that has reached a Segment maturity date will automatically renew into the same Index Strategy. If the same Index Strategy is no longer available, the Contract Funds associated with the closed Index Strategy will be transferred proportionally according to your current instructions, or, if you have no instructions on file, the amount at Segment maturity will default to the Fixed Rate Option. We reserve the right to stop offering any Index Strategy at any time.
Dollar Cost Averaging – The Index Strategies, the Fixed Rate Option, and the Fixed Holding Accounts may not participate in dollar cost averaging.
Auto-Rebalancing – The Index Strategies, the Fixed Rate Option, and the Fixed Holding Accounts may not participate in auto-rebalancing.
Death Benefits
When Death Benefit Proceeds Are Paid – We have the right to delay payment of the Death Benefit attributable to the Fixed Rate Option and Fixed Holding Accounts for up to six months (or a shorter period if required by applicable law). Where required, we will pay interest if such a payment is delayed for more than the number of days established by applicable law. We have the right to postpone paying the part of the proceeds that is to come from any Index Strategy and/or any variable investment option if: (1) the New York Stock Exchange is closed; (2) the SEC requires that trading be restricted or declares an emergency; or (3) the applicable Index Value is not published. A Type B Death Benefit paid from an Index Strategy prior to Segment maturity may be significantly reduced due to an Interim Value calculation.
Contract Values
The total amount invested in the Contract Fund at any time consists of:
(a) the Variable Investment Options;
(b) the Fixed Rate Option;
(c) the Fixed Holding Accounts;
(d) the Index Strategies; and
(e) any Contract loan.
How the Contract’s Cash Surrender Value Will Vary – The Contract's Cash Surrender Value on any date will be the Contract Fund less any applicable surrender charge and less any Contract Debt plus any Additional Amount upon surrender. The Index Strategies and the Fixed Holding Accounts are part of the Contract Fund and therefore are included in the Contract’s Cash Surrender Value calculation. The Contract Fund value changes daily, reflecting:
(a) increases or decreases in the value of the Fund(s);
(b) interest credited on any amounts allocated to the Fixed Rate Option;
(c) interest credited on any amounts allocated to the Fixed Holding Accounts;
(d) any Index Interest on a maturing Index Strategy Segment;
(e) any value of an Index Strategy Segment prior to maturity;
(f) interest credited on any loan; and
(g) the daily asset charge for mortality and expense risks assessed against the Variable Investment Options.
Surrenders taken from an Index Strategy prior to Segment maturity may result in significant loss due to an Interim Value calculation.
Loans – When a loan is requested, an amount equal to the loan proceeds is transferred out of the Variable Investment Options and/or the Fixed Rate Option, as applicable. Unless you direct us to take the loan amount from specific investment options, and we agree, the reduction will be made proportionally based on the loanable value held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the requested loan amount, the Variable Investment Options and the Fixed Rate Option will be reduced by the maximum available loanable amount and the remaining amount will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) the Index Strategies. Loans deducted from the Index Strategies will be taken from the most recently created Segment first and continue in a last in–first out (“LIFO”) manner, as needed. Loans deducted from an Index Strategy prior to Segment maturity may result in significant loss due to an Interim Value calculation.
You may not direct a loan to be deducted only from the Index Strategies or the Fixed Holding Accounts.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment or there is a non-elective transfer from a Segment to another investment option before the maturity date. The transfer restriction period is a 12-month period when no portion of a premium payment may be allocated to the Index Strategies, no transfers from the Variable Investment Options or Fixed Rate Option into the Index Strategies will be permitted, and Designated Transfers will be cancelled. This period begins on the date any portion of a loan causes a reduction in the value of a Segment, except to the extent such reduction is solely due to unpaid interest on the applicable loan; or the date there is a non-elective transfer from a Segment to another investment option before the Index Strategy Segment maturity date. When the transfer restriction period ends, you will again be permitted to allocate premiums to, and transfer funds into, the Index Strategies, and you may provide new Designated Transfer instructions. We will notify you in advance if we exercise this right.
Withdrawals – When a withdrawal is made, an amount equal to the withdrawal amount plus any associated charges is deducted from the Variable Investment Options and/or the Fixed Rate Option, as applicable. Unless you direct us to take the withdrawal plus any associated charges from specific investment options, and we agree, the reduction of the Contract Fund will be made proportionally based on the value held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the requested withdrawal amount plus any associated charges, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) from the Index Strategies. Withdrawals deducted from the Index Strategies will be taken from the most recently created Segment first and continue in a last in - first out (“LIFO”) manner, as needed. Withdrawals deducted from an Index Strategy prior to Segment maturity may result in significant loss due to an Interim Value calculation.
You may not direct a withdrawal (and any associated charge), to be deducted only from the Index Strategies or the Fixed Holding Accounts.
When Proceeds Are Paid – We have the right to delay payment of the Cash Surrender Value attributable to the Fixed Rate Option and the Fixed Holding Accounts for up to six months (or a shorter period if required by applicable law). Where required, we will pay interest if such a payment is delayed for more than the number of days established by applicable law.
Elements Subject To Change – Subject to any guarantees described in this prospectus and your Contract’s prospectus, and shown in your Contract's data pages, we have the right to set and to change from time to time the following elements used in calculating the Index Interest for the Index Strategies: Buffer, Spread, Step Rate, Participation Rate, Index Growth Floor, and Index Growth Cap. We will not change the Index elements more frequently than once per month. Any setting of, or changes to any element described above will take into consideration one or more factors including, but not limited to expenses, investment earnings, and profit. Changes will be based on our future expectations with respect to any one or more of the factors we use to determine such changes. Any changes in Index elements will be on a class basis as we determine, and such changes may increase or decrease the Index Interest for future Segments. All changes will be determined only prospectively.
Changes to the Buffer, Spread, Step Rate, Participation Rate, Index Growth Cap, and Index Growth Floor are not tied to the performance of an Index. Note that the most current Buffer, Spread, Step Rate, Participation Rate, Index Growth Cap, and Index Growth Floor can be found on www.Prudential.com/eProspectus or obtained by contacting your Pruco Life representative or our customer service office at 800-778-2255, Monday through Friday, 8:00 a.m. to 8:00 p.m., Eastern Time. All changes to an Index’s Buffer or Index Growth Floor will also be reflected in this prospectus.
ADDITIONAL INFORMATION
Description Of Pruco Life Insurance Company
Pruco Life Insurance Company (“Pruco Life” or “Company”) is a wholly owned subsidiary of The Prudential Insurance Company of America (“Prudential”), which in turn is a direct wholly owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”). Pruco Life is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York, and sells such products primarily through affiliated and unaffiliated distributors. As Pruco Life’s ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life may owe under the Contract. Pruco Life’s principal executive office is 213 Washington Street, Newark, New Jersey 07102.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current Owners that reside outside of the United States. However, we may not market or offer the Contract to prospective purchasers who are outside of the United States.
About Our Index Strategy Separate Account
Assets supporting the Index Strategies are held in a non-insulated, non-unitized separate account established under Arizona law. These assets are subject to the claims of the creditors of Pruco Life and the benefits provided under the Index Strategies are subject to the claims paying ability of Pruco Life.
An Owner does not have any interest in or claim on the assets in the Separate Account. In addition, neither an Owner nor amounts allocated to the Index Strategies participate in the performance of the assets held in the Separate Account.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
Distribution Of Contracts
The Contract is distributed by Pruco Securities, which serves as the principal underwriter for the Pruco Life Variable Universal Account. The offering is intended to be continuous. The Index Strategies are only available under the Contract issued by the

Company. Extensive information about the arrangements for distributing the Contract, including sales compensation, is included under “Distribution of Contract” in the Contract prospectus and statement of additional information. All of that information applies regardless of whether or not you elect the Index Strategies, and there is no additional plan of distribution or sales compensation with respect to the Index Strategies. There is also no change to the information regarding the fact the principal underwriter is an affiliate of the Company or an indirect wholly owned subsidiary of the Company.
How To Reach Us
You may contact us for further information at the address and telephone number inside the front cover of this prospectus. For service or questions about your Contract, please contact our Service Office at the phone number on the back cover, or at P.O. Box 7390, Philadelphia, Pennsylvania 19176.
Additional information about us and this offering is available in the registration statement and the exhibits thereto, as well as in documents incorporated by reference into this prospectus (which means they are legally part of this prospectus). You may review and obtain copies of these materials at no cost to you by contacting us. They may also be obtained through the Securities and Exchange Commission’s Internet Website (www.SEC.gov), which the SEC maintains for us, and other registrants that file electronically with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Pruco Life Insurance Company incorporates by reference into the prospectus its latest annual report on Form 10-K as of December 31, 2023, filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since the end of the fiscal year covered by its latest annual report. In addition, quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2024, and September 30, 2024, amended quarterly report on Form 10-Q/A for the quarterly period ended March 31, 2024, the report on Form 8-K dated August 16, 2024, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, 213 Washington Street, Newark, NJ 07102-3777 or by calling 800-778-2255. We file periodic reports as required under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.SEC.gov). Our internet address is www.Prudential.com/eProspectus.
Experts
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A: INTERIM VALUE OF INDEX STRATEGIES SEGMENTS
Below is additional information regarding the Interim Value calculation.
The Interim Value for an Index Strategy Segment is equal to the sum of (1) and (2), where:
(1) Is equal to:
a.The Index Strategy Segment Base on the Valuation Day the Interim Value is calculated, reduced by;
b.The fair value of the replicating portfolio of options on the Index Segment start date, with straight-line amortization to the Segment maturity date;
(2) The fair value of the replicating portfolio of options

The options utilized to value the underlying options in the various Index Strategies depend on the Index Strategy chosen and are:
1.At-the-money-call option (AMC)
2.Out-of-the-money call option (OMC)
3.Out-of-the-money put option (OMP)
4.Binary call option (BC) (inclusive of the bull spread)
5.At-the-money put option (AMP)
6.Out-of-the-money binary put option (OMBP)
The replicating portfolio of options for each strategy type is as follows:
•Capped With Buffer Index Strategies
◦AMC – OMC – OMP
•Enhanced Cap Rate with Spread And Buffer Index Strategies
◦OMC(Spread) – OMC(Cap + Spread) – OMP
•Step Rate Plus With Buffer Index Strategies
◦(Step Rate * 1,000 * BC) + (Participation Rate * OMC) – OMP
•Dual Directional With Buffer Index Strategies
◦AMC + AMP – (OMC + 2 * OMP + Buffer * 1,000 * OMBP)

When we calculate the Interim Value, we obtain market data for derivative pricing each business day from outside vendors. If these values are available and we are delayed in receiving these values, and cannot calculate a new Interim Value, we will use the prior business day’s market data that we have on file for calculating Interim Value.

A-i

APPENDIX B: IMPORTANT INFORMATION ABOUT THE INDICES
About the S&P 500®
The S&P 500® is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Prudential for itself and affiliates including Pruco Life Insurance Company (“Pruco Life”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed by Pruco Life. It is not possible to invest directly in an index. Pruco Life’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes any representation or warranty, express or implied, to the owners of Pruco Life’s products or any member of the public regarding the advisability of investing in securities generally or in Pruco Life’s products particularly or the ability of the S&P 500® to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Pruco Life with respect to the S&P 500® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed and calculated by S&P Dow Jones Indices without regard to Pruco Life or Pruco Life’s products. S&P Dow Jones Indices has no obligation to take the needs of Pruco Life or the owners of Pruco Life’s products into consideration in determining, composing or calculating the S&P 500®. S&P Dow Jones Indices is responsible for and have not participated in the determination of the prices, and amount of Pruco Life’s products or the timing of the issuance or sale of Pruco Life’s products or in the determination or calculation of the equation by which Pruco Life’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Pruco Life’s products. There is no assurance that investment products based on the S&P 500® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY PRUCO LIFE, OWNERS OF PRUCO LIFE’S PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PRUCO LIFE OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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GLOSSARY: DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS
Capitalized terms used in this prospectus are defined herein or in the prospectus for your Contract.
Buffer – The level of protection from negative Index Return applied to amounts allocated to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the value of the Contract Fund.
Designated Transfers – Reoccurring monthly transfers to the Index Strategies.
Fixed Holding Account(s) – Account(s) that holds amounts designated for investment in Index Strategies prior to transfer on the next Segment start date(s). Each Index Strategy will have its own Fixed Holding Account.
Index (Indices) – The reference Index for each Index Strategy.
Index Growth Cap (“Cap” or “Cap Rate”) – Used in determining the maximum rate of return that may be credited to a Segment on the maturity date.
Index Growth Floor (“Floor”) – Used in determining the minimum rate of return that will be credited to a Segment on the maturity date.
Index Interest – The amount you receive on a Segment maturity date based on the performance of the Index, the terms of the Index Strategy and the amount in the Index Strategy Segment Base. Index Interest can be positive or negative, meaning you can lose principal and prior earnings.
Index Return – The percentage change in the Index Value from the Segment start date to the Segment maturity date, which is used to determine the Index Interest for an Index Strategy Segment. An Index Return is calculated by taking the Index Value on the Segment maturity date, minus the Index Value on the Segment start date, and then dividing the result by the Index Value on the Segment start date.
Index Strategy(ies) – Any index-linked investment option we make available that applies Index Interest, subject to any limitations on participation in Index performance.
Index Strategy Segment(s) (“Segment(s)”) – The investment period(s) of an Index Strategy. A new Segment is created on each Segment start date you allocate a portion of your total Contract Fund into an Index Strategy. A Segment ends on the Segment maturity date, which is the day any applicable Index Interest is calculated.
Index Strategy Segment Base – The amount of Contract Fund value allocated to an Index Strategy Segment on a Segment start date. The Index Strategy Segment Base is used in determining the value of an Index Strategy Segment prior to the Segment maturity date and the Index Interest applied on the Segment maturity date. During the Segment, the Index Strategy Segment Base can be reduced by any transfers, withdrawals, loans, and Contract charges.
Index Value – The value of the Index that is published by the Index provider, excluding any dividends that may be paid by the firms that comprise the Index, as of the close of business each day that Index is calculated. If there is no published value for an Index on a particular Valuation Day, the closing value of that Index on the most recent Valuation Day will be used.
Interim Value – For Index Strategies with a Buffer, the value of an Index Strategy Segment Base on any Valuation Day during an Index Strategy Segment other than the Segment start date and maturity date. It is a calculated value (as described in the Interim Value section). During a Segment, the Interim Value is included in the Contract Fund value and Cash Surrender Value.
Monthly Transfer Date – Each month the current value of the Fixed Holding Accounts (including any interest earned) is transferred into new Segments for the Index Strategies you selected.
Participation Rate – The percentage of any positive Index Return that will be used in calculating the Index Interest on the Segment maturity date.
Segment Maturity Allocation Program – Allows for the complete allocation of Index Strategy Segment maturity values to the Variable Index Options over consecutive Segment maturity cycles.
Spread – A percentage that reduces the value of positive Index Returns used in the calculation of Index Interest.
Step Rate – The minimum rate that may be credited to amounts allocated to a Segment on the maturity date if the Index Return is between zero and the minimum Step Rate.
Valuation Day – (1) Any day the New York Stock Exchange is open, and (2) any day the value of an Index is published.

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Index Strategies Available Under Prudential FlexGuard® Life IVUL

All dealers that effect transactions in these securities are required to deliver a prospectus.

You can call us at 800-778-2255 to ask us questions, request information about the Contract, and obtain copies of the SAI or other documents without charge. You can also view the SAI located with the prospectus at www.Prudential.com/eProspectus, or request a copy by writing to us at:

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102

Registration No. 333-281814